Exhibit 10.1

LOAN AGREEMENT

by and among

OMEGA PROTEIN CORPORATION

and

OMEGA PROTEIN, INC.

as Borrowers

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Lender

$35,000,000.00 Revolving Line of Credit

dated as of

October 21, 2009

TABLE OF CONTENTS

(The Table of Contents if not a part of the Loan

Agreement but for convenience of reference only.)

i

ii

iii

LOAN AGREEMENT

THIS LOAN AGREEMENT is made as of October 21, 2009 by and between OMEGA PROTEIN CORPORATION, a Nevada corporation, and OMEGA PROTEIN, INC., a Virginia corporation (each a “Borrower” and collectively, “Borrowers”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Lender”).

In consideration of the creation of the revolving credit facility described below and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Lender and Borrowers agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Definitions. In addition to any other terms defined herein, the following terms shall have the meanings set forth with respect thereto:

“AAA”: See Section 10.27.

“Acceptable Swap Agreements” means (i) any Swap Agreement having terms reasonably satisfactory to Lender entered into with a Lender Swap Provider or other Person satisfactory to Lender for the purpose of hedging the interest rate risk hereunder, and (ii) any commodities Swap Agreement entered into with a Lender Swap Provider or other Person satisfactory to Lender in the ordinary course of business to mitigate risks and not entered into for speculative purposes.

“Acquisition” means, by any Person, the acquisition by such Person, in a single transaction or in a series of transactions, of either (a) all or any substantial portion of the property of, or a line of business or division of, another Person, or (b) at least a majority of the Equity Interests of another Person which are entitled to vote for the election of the board of directors (or similar governing body) of such Person, in each case whether or not involving a merger or consolidation with such other Person.

“Act”: See Section 10.30.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Loan Agreement, including all schedules and exhibits attached hereto, and all subsequent modifications and amendments hereto.

“Aircraft Security Agreement” means each aircraft security agreement, in form and substance satisfactory to Lender, that purports to grant to Lender a security interest in the aircraft owned by any Loan Party.

“Applicable Margin” means the percentage, based on the ratio of Total Funded Debt as of any determination date to EBITDA for the twelve (12) month period ending on such determination date as set forth on the most recent Compliance Certificate received by Lender, set forth opposite such ratio below:

Level	Ratio of Total Funded Debt to EBITDA	Applicable Margin - LIBOR Rate	Applicable Margin - Base Rate
Level 1	Less than 2.00 to 1.00	2.00%	0.50%
Level 2	Less than 2.50 to 1.00 but greater than or equal to 2.00 to 1.00	2.25%	0.75%
Level 3	Less than 3.00 to 1.00 but greater than or equal to 2.50 to 1.00	2.38%	1.00%
Level 4	Less than 3.50 to 1.00 but greater than or equal to 3.00 to 1.00	2.50%	1.25%
Level 5	Greater than or equal to 3.50 to 1.00	2.75%	1.50%

The Applicable Margin will be determined from Borrowers’ most recent Compliance Certificate received by Lender, as required by this Agreement. The Applicable Margin determined with respect to each Compliance Certificate will be in effect from the first day of the month following receipt of that Compliance Certificate until the first day of the month following receipt of the next Compliance Certificate. Until Lender receives the first Compliance Certificate, the Applicable Margin will be Level 3. Thereafter, if any Compliance Certificate is not delivered on time, the Applicable Margin from the date such Compliance Certificate was due until Lender receives it will be the highest level set forth above.

“Asset Coverage Ratio” means the ratio of (a) the sum of gross accounts receivable, gross inventory, and net property, plant and equipment (excluding NMFFP Collateral), to (b) Principal Debt.

“Assignment of Insurances” means each assignment of insurances, in form and substance satisfactory to Lender, executed and delivered by a Loan Party in favor of Lender and relating to insurances with respect to any Vessel.

“Bankruptcy Default” means an Event of Default described in Section 8.01(g).

“Base Rate” means, for any day, a fluctuating rate equal to the highest of: (i) the Prime Rate in effect on such day, (ii) a rate determined by Lender to be one and one-half percent (1.50%) above Daily One Month LIBOR, and (iii) the Federal Funds Rate plus one and one-half percent (1.50%).

“Base Rate Principal” means, at any time, the Principal Debt minus the portion, if any, of such Principal Debt which is LIBOR Principal.

“Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in Texas are authorized or required by law to close.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35.00%) of the Equity Interests of Omega Protein Corporation entitled to vote for members of the board of directors or equivalent governing body of Omega Protein Corporation on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of twenty four (24) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Omega Protein Corporation cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) any Person or two (2) or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Omega Protein Corporation, or control over the Voting Stock of Omega Protein Corporation on a fully-diluted basis (and taking into account all such Voting Stock that such Person or group has the right to acquire pursuant to any option right) representing thirty-five percent (35.00%) or more of the combined voting power of such Voting Stock; and

(d) with respect to Omega Protein, Inc., the failure of Omega Protein Corporation to directly or indirectly own all of the outstanding Equity Interests of Omega Protein, Inc.

“Closing Date”: See Section 7.01.

“Collateral” means a collective reference to all real and personal property with respect to which Liens in favor of Lender are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” means a collective reference to the Security Agreements, the Mortgages, the Aircraft Security Agreements, the First Preferred Ship Mortgages, the Assignment of Insurances and other security documents as may be executed and delivered by the Loan Parties hereunder.

“Commitment” means the obligation of Lender, subject to the terms and conditions of this Agreement, to make Loans which shall not exceed at any one time outstanding $35,000,000.00 less L/C Obligations.

“Compliance Certificate”: See Section 5.01(d).

“Contested in Good Faith” means, as to any payment, tax, assessment, charge, levy, lien, encumbrance or claim, contesting the amount, applicability or validity thereof in good faith by appropriate proceedings or other appropriate actions promptly initiated and diligently conducted in a manner satisfactory to Lender, provided that the enforcement of any related Lien is stayed in a manner satisfactory to Lender pending the resolution of such contest.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Daily One Month LIBOR” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a one (1) month period.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default Rate” means the lesser of (a) the Maximum Rate or (b) the Base Rate plus four percent (4%).

“Disposition” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by a Loan Party (including the Equity Interests of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of a Loan Party.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“EBITDA” means, for any period, for Borrowers and their consolidated Subsidiaries on a consolidated basis, an amount equal to the consolidated net income of Borrowers and their consolidated Subsidiaries for such period plus the following to the extent deducted in calculating such consolidated net income: (a) consolidated interest expense for such period, (b) the provision for federal, state, local and foreign income taxes payable for such period, (c) the amount of depreciation and amortization expense and other non-cash charges for such period, and (d) one-time charges incurred in connection with the repayment of Borrowers’ Existing Credit Agreement and the closing of this Agreement.

“Eligible Vessels” means each of the Vessels, other than any Ineligible Vessels and any Excluded Vessel.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder, as in effect as of the date hereof and any subsequent provisions which are amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrowers within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Plan” means, at any time, any employee benefit plan as defined under Section 3(3) of ERISA and in respect of which Borrowers or any ERISA Affiliate is (or, if such plan were terminated at such time, would under ERISA be deemed to be) an “employer” as defined in ERISA.

“Event of Default”: See Section 8.01.

“Excluded Property” means, with respect to any Loan Party, (a) any owned real property which is located outside of the United States, (b) unless requested by Lender, any leasehold interests in real property, (c) unless requested by Lender, any trademarks, services marks, trade names, copyrights, patents, patent rights, franchises, licenses, and other intellectual property rights for which a perfected Lien thereon is not effected either by filing of a Uniform Commercial Code financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (d) unless requested by Lender, any personal property (other than personal property described in clause (b) above) for which the attachment or perfection of a Lien thereon is not governed by the Uniform Commercial Code, (e) unless requested by Lender, the Equity Interests of any direct or indirect Foreign Subsidiary of a Loan Party, (f) any property which is subject to a Lien securing purchase money indebtedness permitted under clause (d) of Section 6.04 pursuant to documents which prohibit such Loan Party from granting any other Liens in such property, (g) NMFFP Collateral, (h) the Equity Interests of any Foreign Subsidiary that is an Inactive Subsidiary, (i) unless requested by Lender, Equity Interests of Omega Protein, Inc., (j) the Excluded Vessels,

(k) Borrowers’ existing account numbers 2330943275, 3299122483, 3751624994, 3751625003, 3751625016, 3752140309, 3752140312, 3752140325, 3752196104, 4426328113, and 488004025483 at Bank of America, N.A. and the funds on deposit therein from time to time, provided that such accounts shall only be Excluded Property so long as they are permitted to be maintained at Bank of America, N.A. under Section 5.11 hereof, (l) Borrowers’ existing account numbers 243916, 877880, 220-22218-1-4, and 223-08752-1-9 at Bank of America Securities and the funds on deposit therein from time to time, provided that such accounts shall only be Excluded Property so long as they are permitted to be maintained at Bank of America Securities under Section 5.11 hereof, (m) Borrowers’ existing account number 475053001 at JPMorgan Chase Bank, N.A. and the funds on deposit therein from time to time, provided that such account shall only be Excluded Property so long as it is permitted to be maintained at JPMorgan Chase Bank, N.A. under Section 5.11 hereof, and (n) up to $2,000,000.00 in cash or cash equivalents if Bank of America, N.A. requires Borrowers to cash collateralize the Acceptable Swap Agreements that Borrowers have entered into with Bank of America, N.A. prior to the Closing Date, provided that such cash or cash equivalents shall only be Excluded Property so long as Bank of America, N.A. requires that such Acceptable Swap Agreements be cash collateralized.

“Excluded Vessels” means the Vessels identified as “Excluded Vessels” on Schedule 4.16, provided that if any such Vessel is not scrapped or sold within twelve (12) months of the Closing Date, such Vessel shall cease to be an Excluded Vessel.

“Exclusive Economic Zone” means the zone established by Presidential Proclamation 5030, of March 10, 1983 (16 U.S.C. § 1453 note), and any successor thereto.

“Existing Credit Agreement” means that certain Credit Agreement dated as of March 26, 2007, among Omega Protein Corporation and Omega Protein, Inc. as borrowers, the subsidiaries of Omega Protein Corporation identified therein as guarantors, Bank of America, N.A. as Administrative Agent, and the lenders party thereto, as amended.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers for the immediately preceding day, as published by the Federal Reserve Bank of New York; provided that if no such rate is so published on any day, then the Federal Funds Rate for such day shall be the rate most recently published.

“First Preferred Ship Mortgage” means each first preferred fleet mortgage or first preferred ship mortgage, in form and substance satisfactory to Lender, executed and delivered by a Loan Party in favor of Lender with respect to an Eligible Vessel.

“Fixed Rate Term” means a period commencing on a Business Day and continuing for one (1), two (2), three (3) or six (6) months, as designated by Borrower, during which all or a portion of the outstanding principal balance of the Note bears interest determined in relation to LIBOR; provided however, that no Fixed Rate Term may be selected for a principal amount less than $1,000,000.00; and provided further, that no Fixed Rate Term shall extend beyond the Maturity Date hereof. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Date”: See Section 7.02.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applied to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation, country, commonwealth, territory, state, county, parish, municipality or any political subdivision, agency, department, commission, board or other instrumentality of any of the foregoing.

“Governmental Requirements” means any and all present and future judicial decisions, laws, statutes, rulings, rules, regulations, permits, certificates, or ordinances of any Governmental Authority in any way applicable to any Borrower, any Guarantor or the Property, including, without limiting the generality of the foregoing, the ownership, use, occupancy, possession, construction, operation, maintenance, alteration, repair, or reconstruction thereof.

“Guarantors” means Protein Finance Company, a Delaware corporation, Omega International Marketing Company, a Delaware corporation, Omega International Distribution Company, a Delaware corporation, Omega Shipyard, Inc., a Delaware corporation, Protein Industries, Inc., a Delaware corporation, and any other Person which subsequently guaranties the payment and performance of the Obligations.

“Guaranty Agreement”: See Section 3.03.

“Hazardous Materials” include all materials defined as hazardous materials or hazardous substances under any Governmental Requirements relating to the environment, and petroleum, petroleum products, oil and asbestos.

“Inactive Subsidiary” means any direct or indirect Subsidiary of Omega Protein Corporation which (a) individually has assets not exceeding $500,000.00 and (b) together with all other Inactive Subsidiaries, has assets not exceeding $2,500,000.00 in the aggregate. As of the Closing Date, Omega Protein Mexico S. de R.L. de. C.V. is the only Inactive Subsidiary of Omega Protein Corporation.

“Indemnified Party”: See Section 10.02.

“Ineligible Vessel” means (a) the Vessels identified on Schedule 4.16 as collateral for the NMFFP Financing permitted under clause (b) of Section 6.04, and (b) any Vessel that at the time of determination is mortgaged to secure any NMFFP Financing owed by any Loan Party under the NMFFP to the extent such NMFFP Financing is permitted under clause (c) of Section 6.04; provided that if any such Vessel described in clause (a) or clause (b) above shall cease to secure any NMFFP Financing, including as the result of the satisfaction or discharge of such NMFFP Financing, the release of all Loan Parties’ obligations thereunder or the release of such Vessel as security therefore, such Vessel shall no longer constitute an “Ineligible Vessel”.

“Interest Payment Date” means (a) with respect to any Base Rate Principal, the last Business Day of each December, March, June and September commencing December 31, 2009,

and (b) with respect to any LIBOR Principal, the last day of the Fixed Rate Term applicable thereto, provided that in the case of LIBOR Principal with a Fixed Rate Term of more than three (3) months’ duration, each day prior to the last day of such Fixed Rate Term that occurs at intervals of three (3) months’ duration after the first day of such Fixed Rate Term.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit A executed and delivered by a Subsidiary in accordance with the provisions of Section 5.20.

“Jones Act” means Section 27 of the Merchant Marine Act of 1920, as amended (recodified at 46 U.S.C. § 55101 et seq.), and all successors statutes thereto, and any and all regulations promulgated under any thereof.

“L/C Obligations”: See Section 2.08.

“Lender Swap Agreement” means any Swap Agreement between any Borrower and any of its Affiliates, on the one hand, and a Lender Swap Provider, on the other.

“Lender Swap Provider” means Lender or an Affiliate of Lender.

“LIBOR” means the rate per annum determined pursuant to the following formula:

LIBOR =	Base LIBOR
100.00% - LIBOR Reserve Percentage

(i) “Base LIBOR” means the rate per annum for United States dollar deposits quoted by Lender (A) for the purpose of calculating effective rates of interest for loans making reference to LIBOR, as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Lender for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies, or (B) for the purpose of calculating effective rates of interest for loans making reference to the Daily One Month LIBOR Rate, as the Inter-Bank Market Offered Rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of such loans. Borrowers understand and agree that Lender may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Lender in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(ii) “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Lender for expected changes in such reserve percentage during the applicable term of the Note.

“LIBOR Principal” means any portion of the Principal Debt which bears interest at an applicable LIBOR at the time in question.

“Lien” means any mortgage, ship mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means this Agreement, the Note, the Guaranty Agreements, the Security Agreements, the Mortgages, the First Preferred Ship Mortgages, the Assignments of Insurances, the Aircraft Security Agreements, each other Collateral Document, any applicable UCC-1 financing statements, any applicable FAA filings, any applicable stock powers, the Partner’s Certificates, the Officer’s Certificates, the Notice of Final Agreement, the Post-Closing Letter, each Joinder Agreement, and such other documents evidencing, securing or pertaining to the Loan as shall from time to time be executed and delivered by Borrowers or any other Loan Party to Lender in connection with the Loan, including any future amendments hereto, or restatements hereof, or pursuant to the terms of any of the other Loan Documents, together with any and all renewals, extensions, and restatements of, and amendments and modifications to, any such agreements, documents, and instruments, but excluding any Lender Swap Agreements.

“Loan Party” means each Borrower, each Guarantor and each other Person who is, or whose property is, directly or indirectly liable for the Obligations.

“Loans”: See Section 2.01.

“Material Adverse Effect” means (i) a material adverse effect upon the validity or enforceability of any of the Loan Documents, (ii) a material adverse change in, or a material adverse effect upon, the condition (financial or otherwise), business, assets, prospects, or operations of any Loan Party, (iii) a material impairment of the ability of either Borrower to fulfill its obligations under any of the Loan Documents, (iv) a material impairment of the ability of the Loan Parties taken as a whole to fulfill their obligations under any of the Loan Documents, or (v) a material impairment of the value of any Collateral from time to time securing the Obligations or the ability of Lender to realize thereon.

“Maturity Date” means October 21, 2012.

“Maximum Rate” means the higher of the maximum interest rate allowed by applicable United States or Texas law as amended from time to time and in effect on the date for which a determination of interest accrued hereunder is made. The determination of the maximum rate permitted by applicable Texas law shall be made pursuant to the weekly ceiling as determined pursuant to Chapter 303 of the Texas Finance Code, but Lender reserves the right to implement from time to time any other rate ceiling permitted by such law.

“Monetary Obligations”: See the definition of “Obligations” in this Section 1.01.

“Mortgage” means each mortgage, deed of trust or deed to secure debt, in form and substance satisfactory to Lender, that purports to grant to Lender a Lien on the fee interests of any Loan Party in any real property.

“Mortgaged Property” means any real property that is owned by a Loan Party and is subject to a Mortgage.

“Multiemployer Plan” has the meaning provided therefor in ERISA.

“NMFFP” means the National Marine Fisheries Finance Program.

“NMFFP Collateral” means (i) the Ineligible Vessels, (ii) any real property owned by any Loan Party and identified in Schedule 4.17 as collateral for the NMFFP Financing and any real property that at the time of determination is mortgaged to secure any NMFFP Financing owed by any Loan Party to the extent such NMFFP Financing is permitted by clause (c) of Section 6.04, and (iii) any equipment or other property in which a Lien has been granted to secure NMFFP Financing permitted by clauses (b) and (c) of Section 6.04.

“NMFFP Financing” means any obligation, whether actual or contingent, to repay any amount advanced or that may be advanced by the United States, acting under Title XI, by or through the Secretary of Commerce or any other instrumentality, pursuant to a loan guarantee made available pursuant to Title XI.

“Note” means that certain Revolving Note of even date herewith made by Borrowers payable to the order of Lender in the face amount of $35,000,000.00, as amended, modified, replaced, restated, extended or renewed from time to time.

“Notice of Final Agreement”: See Section 7.01(f).

“Obligations” means the joint and several obligations of Borrowers to pay the indebtedness, advances, late charges, L/C Obligations and reimbursements described below (which indebtedness, advances, and other items are collectively called the “Monetary Obligations”) and to perform the agreements described below:

(a) to pay all indebtedness arising out of this Agreement, any future advances under this Agreement, and all renewals, extensions or amendments of such indebtedness or any part thereof or any such future advances, including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding;

(b) to pay the principal of and interest on the Note in accordance with the terms thereof, and all renewals, extensions, modifications and amendments of the Note or any part thereof, and any future advances made pursuant thereto;

(c) to repay to Lender all amounts advanced by Lender hereunder or under the other Loan Documents on behalf of Borrowers, including advances for principal or interest payments to prior secured parties, mortgagees, or lienors, or for taxes, levies, insurance, rent, repairs to or maintenance, storage or protection of any of the Collateral;

(d) to pay any and all other indebtedness of Borrowers to Lender of every kind, nature and description, direct or indirect, primary or secondary, secured or unsecured (including overdrafts), joint or several, absolute or contingent, due or to become due, now existing or hereafter arising, regardless of how it may be evidenced, including all future advances, whether or not presently contemplated by the parties hereto;

(e) to pay any and all indebtedness and to perform all obligations of Borrowers or any of their Affiliates to the Lender Swap Providers arising out of any Lender Swap Agreement which Borrowers may have with such Lender Swap Providers;

(f) to pay any and all indebtedness and to perform all obligations of Borrowers or any of their Affiliates to Lender or Lender’s Affiliates arising out of any Treasury Management Agreement which Borrowers may have with Lender or Lender’s Affiliates;

(g) to pay the late charges as provided in this Agreement;

(h) to pay all L/C Obligations;

(i) to perform fully and cause all other Loan Parties to perform fully all of the terms and provisions of each of the instruments constituting the Loan Documents; and

(j) to reimburse Lender, on demand, for all of Lender’s expenses and costs, which Borrowers and the other Loan Parties are obligated to pay pursuant to the terms of the Loan Documents.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Certificate” means, for each Loan Party that is a corporation or limited liability company, a certificate executed by an authorized officer having attached thereto (i) a copy of its articles of incorporation or organization and bylaws or operating agreement, and all amendments thereto, a certificate of incumbency of all of its officers who will be authorized to execute or attest any of the Loan Documents to which it is a party, and a copy of resolutions approving the Loan Documents to which it is a party and authorizing the transactions contemplated by this Agreement; and (ii) certificates of existence and good standing issued by the appropriate governmental officials of the state in which such corporation or limited liability company is organized, and, if different, satisfactory evidence of good standing in the state in which real estate owned by it and mortgaged to Lender is located.

“Partner’s Certificate” means, for each Loan Party that is a partnership, a certificate executed by an authorized officer having attached thereto (i) a true and complete copy of an executed copy of its partnership agreement and all amendments thereto, and (ii) for each limited partnership, a copy of the certificate of limited partnership accompanied by a certificate that the copy is true and complete, issued by the appropriate governmental officials of the state in which such limited partnership is organized, and, if different, satisfactory evidence of good standing in the state in which real estate owned by it and mortgaged to Lender is located.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Acquisitions” means investments consisting of an Acquisition by a Loan Party, provided that (a) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as the Loan Parties were engaged in on the Closing Date (or any reasonable extensions or expansions thereof), (b) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (c) Borrowers shall have delivered to Lender a pro forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition, the Loan Parties would be in compliance with the financial covenants set forth in Sections 5.16 through and including 5.19 on a pro forma basis, (d) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto), (e) if such transaction involves the purchase of an interest in a partnership between a Loan Party as a general partner and entities unaffiliated with Borrowers as the other partners, such transaction shall be effected by having such Equity Interest acquired by a corporate holding company directly or indirectly wholly-owned by such Loan Party newly formed for the sole purpose of effecting such transaction, (f) immediately after giving effect to such Acquisition, there shall be at least $5,000,000.00 of availability existing under the Commitment, and (g) the aggregate consideration (including cash consideration and non-cash consideration (other than Equity Interests of Omega Protein Corporation), any assumption of indebtedness, deferred purchase price and any earn-out payments ) paid by the Loan Parties for all such Acquisitions shall not exceed $5,000,000.00 during any fiscal year and shall not exceed $10,000,000.00 during the term of this Agreement.

“Permitted Disposition” means (a) Dispositions of inventory in the ordinary course of business, (b) Dispositions of machinery and equipment no longer used or useful in the conduct of business of a Loan Party that are made in the ordinary course of business, (c) Dispositions of property by a Loan Party to another Loan Party, provided that to the extent constituting an investment, such transaction is permitted by Section 6.09, (d) Dispositions of accounts receivable in connection with the collection or compromise thereof, (e) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Loan Parties, and (f) the Disposition of cash equivalents for fair market value.

“Permitted Liens” means (a) the Liens evidenced by the Loan Documents, (b) other Liens in favor of Lender, (c) Liens existing on the date hereof and listed on Schedule 6.01 (including Liens securing the NMFFP Financing) and any renewals or extensions thereof, provided that (i) the scope of property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, and (iii) the direct or any contingent obligor with respect thereto is not changed, (d) Liens on Vessels that at any time hereafter are mortgaged to secure NMFFP Financing permitted by clause (c) of Section 6.04, (e) Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being Contested in Good Faith, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, (f) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable are not overdue by more than forty-five (45) days, are unfiled and no other action has been taken to enforce the same or are being Contested in Good Faith, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, (g) pledges or deposits made in the ordinary course of business to secure payment of workers’ compensation, or to participate in any funds in connection with workers’ compensation unemployment insurance, old age pensions, or other social security programs, (h) deposits to secure the performance of bids, trade contracts and leases (other than indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (i) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which (1) are not Liens which secure other indebtedness or obligations, and (2) in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person, (j) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(i), (k) Liens securing purchase money indebtedness permitted under clause (d) of Section 6.04 (but only to the extent of the assets purchased with such purchase money indebtedness), (l) leases or subleases granted to others not interfering in any material respect with the business of Borrowers or any of their Subsidiaries, (m) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement, (n) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions, (o) Liens of a collection bank arising under Section 4.210 of the Uniform Commercial Code on items in the course of collection, (p) maritime Liens on Vessels arising by operation of law in the ordinary course of business that are not overdue by more than forty five (45) days or are being Contested in Good Faith, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, (q) Liens on unearned insurance premiums securing indebtedness permitted under Section 6.04(h), (r) a Lien on cash collateral to secure up to $2,000,000.00 of Acceptable Swap Agreements that Borrowers have entered into with Bank of America, N.A. prior to the Closing Date, and (s) other Liens on assets having an aggregate value not exceeding $500,000.00 at any time.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Post-Closing Letter” means that certain letter agreement of even date herewith between Borrowers and Lender setting forth the required time for delivery of certain items otherwise required under Section 7.01 to be delivered to Lender on the Closing Date.

“Potential Default” means any condition, event or act, which with the giving of notice or the lapse of time, or both, will constitute an Event of Default hereunder.

“Prime Rate” means at any time the rate of interest most recently announced within Lender at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Lender’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Lender may designate.

“Principal Debt”: See Section 2.03.

“Prohibited Transaction” has the meaning provided therefor in ERISA.

“Reportable Event” has the meaning provided therefor in ERISA.

“Rules”: See Section 10.27.

“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a Person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time as such program may be applicable to such agency, organization or Person.

“Sanctioned Person” means a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time.

“Security Agreement” means each security agreement, pledge and other agreement, in form and substance satisfactory to Lender, that purport to grant to Lender a security interest in the personal property of any Loan Party.

“Standby Letter of Credit”: See Section 2.08.

“Subordinated Liabilities” means liabilities subordinated to Borrowers’ obligations to Lender in a manner acceptable to Lender in its sole discretion.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of any Borrower.

“Swap Agreement” means any interest rate, currency, commodity, or equity cap, floor, collar, forward agreement, or other similar exchange or rate or price protection arrangement, or any similar transaction or any option with respect to any such transaction, including any swap agreement as defined in 11 U.S. Code Section 101.

“Tangible Net Worth” means at any time the consolidated stockholders equity of Borrowers and their consolidated Subsidiaries plus Subordinated Liabilities and minus intangibles (including goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from Affiliates, officers, directors, employees, shareholders, members or managers of Borrower).

“Title XI” means Title XI of the Merchant Marine Act of 1936 and any and all regulations promulgated under any provision thereof.

“Total Funded Debt” means, as of any date, with respect to Borrowers and their consolidated Subsidiaries on a consolidated basis, without duplication, all indebtedness for borrowed money (including obligations under capitalized leases).

“Total Liabilities” means, at any time, consolidated total liabilities of Borrowers and their consolidated Subsidiaries.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check, concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“U.S. Citizen” means a person that (a) is an “eligible owner” within the meaning of 46 U.S.C. § 12103(b), and any and all successor statutes thereto, and any and all regulations promulgated under any thereof, and (b) if such Person is an entity, satisfies the ownership requirements of 46 U.S.C. § 12113(c) and 46 C.F.R. 356.3(e), and any and all successor statutes thereto, and any and all regulations promulgated under any thereof.

“U.S. Coast Guard” means the United States Coast Guard, a military organization under the Department of Homeland Security.

“U.S. Fisheries Trade” means processing, storing, transporting (except in foreign commerce), catching, taking and harvesting fish in the navigable waters of the United States or in the Exclusive Economic Zone, and landing any catch, wherever caught, in the United States.

“Vessels” means, at any time, each of the vessels owned by any Loan Party at such time, including the vessels listed on Schedule 4.16, in each case together with all engines, boilers, machinery, masts, anchors, cables, rigging, tackle, apparel, furniture, boats, chains, equipment and all other appurtenances to such vessels whether aboard or removed from such vessels, together with any and all additions, improvements and/or replacements which may hereafter be made to, on or in such vessels or any part thereof.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such contingency.

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (d) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules

to, the Loan Document in which such references appear, (e) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03 Accounting Terms. Unless specified elsewhere herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements to be delivered hereunder shall be prepared in accordance with GAAP.

Section 1.04 Counting Days. If any time period referenced herein ends on a day other than a Business Day, such period shall be deemed to end on the next succeeding Business Day.

Section 1.05 Rounding. Any financial ratio as required to be maintained by any Loan Party pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (rounding up if there is no nearest number).

Section 1.06 Standby Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Standby Letter of Credit at any time shall be deemed to mean the maximum face amount of such Standby Letter of Credit after giving effect to all increases thereof contemplated by such Standby Letter of Credit or the issuer documents related thereto, whether or not such maximum face amount is in effect at such time.

ARTICLE II

REVOLVING CREDIT FACILITY

Section 2.01 The Loan. Lender agrees, subject to the terms and conditions hereof, to lend Borrowers at any time and from time to time on or before the Maturity Date sums (each herein called a “Loan” and collectively the “Loans”) which may be repaid and reborrowed pursuant to the terms hereof and which shall not exceed at any one time outstanding the amount of the Commitment. Whenever Borrowers desire to borrow hereunder, they shall comply with Lender’s standard procedures under its Internet-based program “CEO,” as the same may change from time to time.

Section 2.02 Use of Proceeds. The proceeds of Loans may be used solely to fund Borrower’s general corporate needs, including working capital and routine capital expenditures, and to pay off the indebtedness of Borrowers to Bank of America, N.A. and the other lenders for which Bank of America, N.A. is Administrative Agent.

Section 2.03 Promissory Note. The obligation of Borrowers to repay the aggregate principal balance of all Loans hereunder outstanding at any one time (the “Principal Debt”) shall be evidenced by the Note which shall (a) be payable for the amount of $35,000,000.00 or the

Principal Debt then outstanding at the time payment in full is made or due, whichever is less, (b) bear interest from the date of each advance hereunder until paid as provided in Section 2.04, (c) be payable as to principal and interest as provided in Section 2.05, (d) be entitled to the benefits of this Agreement and the security provided for herein, and (e) be in such form as is acceptable to Lender. So long as no Event of Default exists, Borrower may select the interest rate for each Loan or change from one rate to the other, as provided in Section 2.04. If an Event of Default exists, (i) Borrower may not change from one rate to another, and (ii) at Lender’s option, the interest rate for all Loans shall be the higher of the two rates or the Default Rate.

Section 2.04 Interest Rate.

(a) Interest. The outstanding principal balance of the Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed, unless such calculation would result in a usurious rate, in which case interest shall be computed on the basis of a 365/366-day year, as the case may be, actual days elapsed) at the lesser of (i) at Borrower’s option, either (A) a fluctuating rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin, or (B) a fixed rate per annum determined by Lender to be equal to LIBOR in effect on the first day of the applicable Fixed Rate Term plus the Applicable Rate, or (ii) the Maximum Rate. When interest is determined in relation to the Base Rate, each change in the interest rate shall become effective each Business Day that Lender determines that the Base Rate has changed. Lender is hereby authorized to note the date, principal amount and interest rate applicable thereto and any payments made thereon on Lender’s books and records (either manually or by electronic entry) and/or on any schedule attached to the Note, which notations shall be prima facie evidence of the accuracy of the information noted.

(b) Selection of Interest Rate Options. At any time any portion of the Note bears interest determined in relation to LIBOR for a Fixed Rate Term, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Base Rate or to LIBOR for a new Fixed Rate Term designated by Borrower. At any time any portion of the Note bears interest determined in relation to the Base Rate, Borrower may at any time convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower. At such time as Borrower requests an advance hereunder or wishes to select an interest rate determined in relation to the Base Rate or a Fixed Rate Term for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Lender notice specifying: (i) the interest rate option selected by Borrower; (ii) the principal amount subject thereto; and (iii) for each LIBOR selection for a Fixed Rate Term, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone (or such other electronic method as Lender may permit) so long as, with respect to each LIBOR selection for a Fixed Rate Term, (A) if requested by Lender, Borrower provides to Lender written confirmation thereof not later than three (3) Business Days after such notice is given, and (B) such notice is given to Lender prior to 10:00 a.m. on the first day of the Fixed Rate Term, or at a later time during any Business Day if Lender, at its sole option but without obligation to do so, accepts Borrower’s notice and quotes a fixed rate to Borrower. If Borrower does not immediately accept a fixed rate when quoted by Lender, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Lender of the applicable fixed rate. If, at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Borrower does not designate whether such advance or the principal amount to which such Fixed Rate Term is applied is to bear interest at the Base Rate or at a Fixed Term Rate, Borrower shall be deemed to have made a Base Rate interest selection for such advance or principal amount.

(c) Default Interest. From and after the Maturity Date, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, or at Lender’s option during the existence of an Event of Default, the outstanding principal balance of the Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed, unless such calculation would result in a usurious rate, in which case interest shall be computed on the basis of a 365/366-day year, as the case may be, actual days elapsed) at an increased rate equal to the Default Rate.

Section 2.05 Amortization. Accrued unpaid interest shall be due and payable in arrears on each Interest Payment Date; provided that in the event of any conversion of any LIBOR Principal to Base Rate Principal prior to the end of the current Fixed Rate Term therefor, accrued interest on such LIBOR Principal shall be due and payable on the effective date of such conversion. Accrued unpaid interest shall also be due and payable at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law. The Principal Debt then outstanding, plus accrued but unpaid interest then outstanding, plus accrued but unpaid interest to the date of payment, shall be due and payable on the Maturity Date. Lender is authorized to debit Borrowers’ operating accounts on the date payment is due for all Obligations, including all payments of principal and interest due under the Note (and Borrowers shall be deemed to have requested a Loan for such purpose irrespective of satisfaction of conditions precedent thereto or whether any Event of Default or Potential Default then exists).

Section 2.06 Prepayments.

(a) Base Rate. Borrowers may prepay Base Rate Principal at any time, in any amount and without penalty.

(b) LIBOR. Borrowers may prepay LIBOR Principal at any time. In consideration of Lender providing this prepayment option to Borrowers, or if any such portion of the Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto, Borrowers shall pay to Lender immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

(i) Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

(ii) Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii) If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrowers acknowledge that prepayment of such amount may result in Lender incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrowers, therefore, agree to pay the above-described prepayment fee and agree that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Lender.

Section 2.07 Unused Commitment Fee. Borrowers agree to pay Lender an unused commitment fee for the period commencing with the date of this Agreement to the Maturity Date, computed at the rate of three eighths of one percent (0.375%) per annum on the average daily unused portion of the Commitment. The phrase “unused portion of the Commitment” as used in the preceding sentence means the difference between (a) the Commitment, and (b) the sum of the Principal Debt and the L/C Obligations. The commitment fee shall be payable quarterly in arrears upon receipt of billing from Lender.

Section 2.08 Standby Letter of Credit Subfeature. As a subfeature under the revolving credit facility created by this Agreement, Lender shall from time to time up to and including seven (7) days prior to the Maturity Date, issue Standby Letters of Credit for the account of Borrowers (each a “Standby Letter of Credit” and collectively, the “Standby Letters of Credit”); provided that (a) the form and substance of each Standby Letter of Credit shall be subject to approval by Lender in its sole discretion, and (b) the aggregate undrawn amount of all outstanding Standby Letters of Credit shall not at any time exceed $7,500,000.00. If the expiry date of any Standby Letter of Credit is subsequent to the Maturity Date, then on the Maturity Date Borrowers shall provide to Lender cash collateral in an amount equal to the entire undrawn amount of all Standby Letters of Credit outstanding on such date. The undrawn amount of all Standby Letters of Credit plus any and all amounts paid by Lender in connection with drawings under any Standby Letter of Credit for which Lender has not been reimbursed (collectively, the “L/C Obligations”) shall be reserved under the revolving credit facility and shall not be available for Loans thereunder. Each draft paid by Lender under a Standby Letter of Credit shall be deemed a Loan and shall be repaid in accordance with the terms of this Agreement; provided that if a Loan is not available for any reason whatsoever at the time any draft is paid by Lender, or, if Loans are not then available in such amount due to any limitation on borrowing set forth in this Agreement, then the full amount of such draft shall immediately be due and payable, together with interest thereon, from the date such amount is paid by Lender to the date such amount is fully repaid by Borrowers, at the rate of interest applicable to Loans under the Note. In such event, Borrowers agree that Lender, at Lender’s sole discretion, may debit Borrowers’ operating accounts with Lender for the amount of such draft. Borrowers shall pay Lender a commission fee for issuing or increasing the amount of each Standby Letter of Credit (calculated separately for each Standby Letter of Credit) in an amount equal to the greater of (i) two percent (2.00%) per annum on the maximum face amount of the Standby Letter of Credit, or (ii) $500.00. Such commission shall be payable prior to the issuance of each Standby Letter of Credit and thereafter on the anniversary date of such issuance while such Standby Letter of Credit is outstanding. Borrowers shall pay Lender a $150.00 amendment fee for the amendment of any Standby Letter of Credit that does not increase the amount of such Standby Letter of Credit, which is payable at the time of the amendment. All other charges for any Standby Letter of Credit shall be per Lender’s standard fee schedule, including: Telex fees, SWIFT fees, and courier fees.

ARTICLE III

COLLATERAL

Section 3.01 Assets of Borrowers. The payment and performance of the Note and all of the other Obligations hereunder and under the Loan Documents shall be secured by a first and superior Lien against all of the assets of each Borrower (other than Excluded Property) pursuant to the terms of one or more Security Agreements, Mortgages, First Preferred Ship Mortgages, Assignments of Insurances, Aircraft Security Agreements, and other appropriate Collateral Documents. Upon Lender’s request, Borrowers will, with respect to deposit accounts and investment property held with a financial intermediary other than Lender, cause such financial intermediary to enter into a control agreement with Lender in form and substance satisfactory to Lender.

Section 3.02 Assets of Subsidiaries. The payment and performance of the Note and all of the other Obligations hereunder and under the Loan Documents shall be secured by a first and superior Lien (subject only to Permitted Liens) against all of the assets (other than Excluded Property) of each Subsidiary other than Inactive Subsidiaries pursuant to the terms of one or more Security Agreements, Mortgages, First Preferred Ship Mortgages, Assignments of Insurances, Aircraft Security Agreements, and other appropriate Collateral Documents. Upon Lender’s request, such Subsidiaries will, with respect to deposit accounts and investment property held with a financial intermediary other than Lender, cause such financial intermediary to enter into a control agreement with Lender in form and substance satisfactory to Lender.

Section 3.03 Guaranty. The payment and performance of the Note and all of the other Obligations hereunder and under the Loan Documents shall be unconditionally guaranteed by the Guarantors, pursuant to one or more guaranty agreements (each, as amended from time to time, a “Guaranty Agreement”), which shall be satisfactory in form and substance to Lender.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Borrowers and the other Loan Parties hereby jointly and severally represent and warrant to Lender as follows:

Section 4.01 No Liens. Each Loan Party has good and defensible title to all of its assets, and none of such assets are subject to any Lien except for Permitted Liens.

Section 4.02 Financial Statements. The financial statements of each Borrower heretofore delivered to Lender have been prepared in accordance with GAAP and fairly present such Borrower’s financial condition as of the date or dates thereof, and there have been no material adverse changes in such Borrower’s financial condition or operation since the date or dates thereof.

Section 4.03 Good Standing. Omega Protein Corporation is a corporation, duly organized, validly existing and in good standing under the laws of Nevada and has the power and authority to own its property and to carry on its business in each jurisdiction in which it does business and in which the failure to be so qualified would (when considered alone or when aggregated with the effect of failure to qualify in all other jurisdictions) have a Material Adverse Effect. Omega Protein, Inc. is a corporation, duly organized, validly existing and in good standing under the laws of Virginia and has the power and authority to own its property and to carry on its business in each jurisdiction in which it does business and in which the failure to be so qualified would (when considered alone or when aggregated with the effect of failure to qualify in all other jurisdictions) have a Material Adverse Effect. Each of the Guarantors is a corporation, duly organized, validly existing and in good standing under the laws of Delaware and has the power and authority to own its property and to carry on its business in each jurisdiction in which it does business and in which the failure to be so qualified would (when considered alone or when aggregated with the effect of failure to qualify in all other jurisdictions) have a Material Adverse Effect.

Section 4.04 Authority and Compliance. Each Loan Party has full power and authority to execute, deliver and perform the Loan Documents to which it is a party and to incur and perform the obligations provided for therein. No consent or approval of any Governmental Authority or other third party (including any approvals required by the provisions of 46 C.F.R. § 356.19(b)(6) and (c) and, to the extent applicable, 46 U.S.C. § 31322(f)(2)) is required as a condition to the validity or performance of any Loan Document other than those which have already been obtained and are in full force and effect and filings to perfect Liens created by the Loan Documents, and each Loan Party is in compliance in all material respects with all Governmental Requirements to which it is subject.

Section 4.05 Binding Agreements. This Agreement and the other Loan Documents executed by each Loan Party constitute valid and legally binding obligations of such Loan Party, enforceable in accordance with their terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and general equitable principles).

Section 4.06 Litigation. Except as set forth on Schedule 4.06, there are no proceedings involving any Loan Party pending or, to the knowledge of any Loan Party, threatened before any court or Governmental Authority, agency or arbitration authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 4.07 No Conflicting Agreements. There is no charter, bylaw, stock provision, partnership agreement or other document pertaining to the power or authority of any Loan Party and no provision of any existing agreement, mortgage, indenture or contract binding on any Loan Party or affecting any property of any Loan Party, other than the Existing Credit Agreement which is to be assigned to Lender on the Closing Date, which would conflict with or in any way prevent the execution, delivery or carrying out of the terms of this Agreement and the other Loan Documents.

Section 4.08 Taxes. All federal, state and other material taxes and assessments due and payable by each Loan Party have been paid or are being Contested in Good Faith. Each Loan Party has filed all federal, state and other material tax returns which it is required to file.

Section 4.09 No Default. No Event of Default exists and no Potential Default has occurred and is continuing.

Section 4.10 Adverse Circumstances. Neither the business nor any property of any Loan Party is presently affected by any fire, explosion, accident, strike, lockout, or other dispute, embargo, act of God, act of public enemy, or similar event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.11 Accuracy of Information. To the best of each Loan Party’s knowledge, all factual information furnished to Lender in connection with this Agreement and the other Loan Documents (other than projections and other forward looking statements) is and will be accurate and complete on the date as of which such information is delivered to Lender and is not and will not be incomplete by the omission of any material fact necessary to make such information not misleading. Projections and other forward looking information provided to Lender were prepared or made by Borrowers in good faith and based upon good faith estimates and assumptions believed reasonable by management of Borrowers at the time made, but Lender acknowledges that such information is not a representation as to future results.

Section 4.12 ERISA. As of the date hereof, (i) each Loan Party is in compliance in all material respects with all applicable provisions of ERISA; (ii) neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any ERISA Plan; (iii) no notice of intent to terminate an ERISA Plan has been filed, nor has any ERISA Plan been terminated; (iv) no Loan Party nor any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan; and (v) each Loan Party and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to all of their ERISA Plans.

Section 4.13 Environmental. The conduct of each Loan Party’s business operations and the condition of each Loan Party’s property does not and will not violate any federal laws, rules or ordinances for environmental protection, or regulations of the Environmental Protection Agency, or any applicable local or state law, rule, regulation or rule of common law, or any judicial interpretation thereof relating primarily to the environment or Hazardous Materials if, as a result thereof, a Material Adverse Effect could reasonably be expected to result therefrom.

Section 4.14 Subsidiaries. No Borrower has any Subsidiaries except those listed on Schedule 4.14.

Section 4.15 OFAC. No Loan Party nor any Affiliate of a Loan Party: (a) is a Sanctioned Person, (b) has more than ten percent (10%) of its assets in Sanctioned Entities, or (c) derives more than ten percent (10%) of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Loan will be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.

Section 4.16 Vessels. On the date hereof, no Loan Party owns any Vessels other than the Vessels set forth on Schedule 4.16. Schedule 4.16 identifies (i) each Vessel owned on the date hereof that secures NMFFP Financing permitted by clause (b) of Section 6.04, and (ii) each Vessel owned on the date hereof that is to be an Excluded Vessel because it is to be scrapped or sold within the next twelve (12) months. Each Loan Party that owns a Vessel is a U.S. Citizen and each Vessel is owned by a U.S. Citizen. Each Vessel is in compliance with all Governmental Requirements applicable to Vessels documented under U.S. flag and engaged in the U.S. Fisheries Trade, duly documented in the name of the applicable Loan Party under the laws and flag of the United States with a valid fishery endorsement on its U.S. Coast Guard Certificate of Documentation, and duly qualified for the U.S. Fisheries Trade, except where failure to so comply could not reasonably be expected to result in a Material Adverse Effect or could result in loss or forfeiture of its fishing endorsement or disqualify it from operating in the U.S. Fisheries Trade.

Section 4.17 Real Property. Set forth on Schedule 4.17 is a list of all real property located in the United States that is owned or leased by the Loan Parties as of the Closing Date (including an indication of any owned real property pledged to secure NMFFP Financings).

Section 4.18 Aircraft. Set forth on Schedule 4.18 is a list of all aircraft (including serial number, year and N-number) owned by the Loan Parties as of the Closing Date. Each of the Loan Parties that owns any aircraft are “citizens of the United States” as such term in defined in § 40102(a)(15) of the Federal Aviation Act.

Section 4.19 Perfection of Security Interests in Collateral. Each Collateral Document, including the First Preferred Ship Mortgages and Assignment of Insurances, creates in favor of Lender a Lien that has attached in the Collateral secured thereby. Upon the (a) filing of the UCC-1 financing statements in each appropriate jurisdiction, (b) recording of the notices of grants of security interests referred to in the Security Agreements in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, (c) recording of any Mortgages, (d) filing of any Aircraft Security Agreements, (e) filing with the National Vessel Documentation Center of the U.S. Coast Guard of a First Preferred Ship Mortgage with respect to each U.S. flagged Eligible Vessel, and (f) taking possession of any Collateral with respect to which Lender’s interest may only be perfected by possession, such Liens on the Collateral granted thereby shall be perfected, first priority security interests (subject to Permitted Liens), and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than the filing of continuation statements in accordance with applicable law.

Section 4.20 Continuation of Representations and Warranties. All representations and warranties made under this Agreement shall be deemed to be made at and as of the date hereof and at and as of the date of any future Loan and in all instances shall be true and correct in all material respects, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such future Loan, such representations and warranties shall continue to be true and correct as of such specified earlier date.

ARTICLE V

AFFIRMATIVE COVENANTS

Until full payment and performance of all Obligations under the Loan Documents and unless Lender consents otherwise in writing (and without limiting any requirement of any other Loan Document), each Borrower shall, and each other Loan Party (except in the case of the covenants set forth in Sections 5.01, 5.16, 5.17, 5.18 and 5.19) shall:

Section 5.01 Financial Statements and Other Information. Deliver or cause to be delivered to Lender:

(a) Annual Financial Statements. Within one hundred twenty (120) days of such Borrower’s fiscal year end, such Borrower’s annual financial statements (including a balance sheet, profit and loss statement and statement of cash flows, with supporting schedules). These financial statements must be audited (with an unqualified opinion) by a certified public accountant acceptable to Lender. The financial statements shall be prepared on a consolidated basis and in reasonable detail.

(b) Quarterly Financial Statements. Within forty five (45) days of the period’s end (including the last period in each fiscal year), such Borrower’s quarterly financial statements (including a balance sheet, profit and loss statement and statement of cash flows, with supporting schedules), certified and dated by an authorized financial officer of such Borrower. These financial statements may be Borrower prepared. The financial statements shall be prepared on a consolidated basis and in reasonable detail.

(c) SEC Filings. Copies of such Borrower’s Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report promptly after the date of filing with the Securities and Exchange Commission.

(d) Compliance Certificate. Within the period(s) provided in Section 5.01(a) and (b) above, a Compliance Certificate of Borrowers in the form of Exhibit B attached hereto (a “Compliance Certificate”) signed by authorized financial officers of Borrowers setting forth (i) the information and computations (in sufficient detail) to establish that Borrowers are in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any Event of Default under this Agreement and, if any such Event of Default exists, specifying the nature thereof and the action Borrowers are taking and proposes to take with respect thereto.

(e) Update of Schedules. Within the period(s) provided in Section 5.01(a) and (b) above, a report signed by an Officer of Omega Protein Corporation that supplements Schedules 4.06, 4.14, 4.16, 4.17 and 4.18, such that, as supplemented, such Schedules would be accurate and complete as of such date.

(f) Vessels. (i) Within thirty (30) days after the end of each fiscal quarter of Omega Protein Corporation and its Subsidiaries, a report detailing the flag (if other than the United States) and, with respect to each Vessel which has been relocated to any area other than the Atlantic seaboard or the Gulf Coast, the then current location of each of the Vessels; and (ii) within five (5) days after receipt of notice or knowledge by any Loan Party, notice of (A) any arrest of any Vessel or the exercise or purported exercise of any Lien on any Vessel, (B) any intended deactivation or lay-up of any Vessel, or (C) any loss of any material certification, including any fishery endorsement, with respect to any Vessel, excluding for purposes of this clause, notices pertaining to the Ineligible Vessels and Excluded Vessels.

(g) Projections. Within thirty (30) days of each fiscal year end of such Borrower, such Borrower’s annual projections, specifying the assumptions used in creating the projections.

(h) Additional Information. Such additional information, reports and statements with respect to the business operations and financial condition of such Borrower as Lender may reasonably request from time to time.

Section 5.02 Adverse Conditions or Events. Promptly advise Lender in writing of (i) any condition, event or act which comes to its attention that would or might materially adversely affect any Loan Party’s financial condition or operations, the Collateral from time to time securing the Obligations, or Lender’s rights under the Loan Documents, (ii) any litigation filed by or against any Loan Party which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (iii) the occurrence of any Event of Default, or of any Potential Default, or the failure of any Loan Party to observe any of its undertakings hereunder or under any of the other Loan Documents, (iv) any uninsured or partially uninsured loss through fire, theft, liability or property damage in excess of an aggregate of $5,000,000.00, and (v) any other event which has or could have a Material Adverse Effect.

Section 5.03 Taxes and Other Obligations. Pay all of such Loan Party’s taxes, assessments and other obligations, including taxes and assessments and lawful claims which, if unpaid, might by law become a Lien against the assets of such Loan Party, as the same become due and payable, except to the extent the same are being Contested in Good Faith.

Section 5.04 Insurance. Keep its properties of an insurable nature (including all Vessels, aircraft, and all real property) insured at all times against such risks and to the extent that like properties are customarily insured by other companies engaged in the same or similar businesses similarly situated, maintain insurance of the types (including worker’s compensation insurance, liability insurance and casualty insurance) and in the coverage amounts and with reasonable deductibles as are usual and customary, with financially sound and reputable insurance companies not Affiliates of the Loan Parties. Such Loan Party shall promptly give Lender notice of any cancellation, alteration or amendment of an insurance policy received by it from an insurer or from the operator. If requested by Lender, such insurance policies shall (1) provide that Lender shall receive prompt notice of any claims filed thereunder; (2) include a standard mortgagee clause in favor of Lender with loss payable for all claims of $5,000,000.00 or more to Lender; and (3) provide that no adverse alteration or cancellation thereof shall be effective as against Lender until thirty (30) days after written notice of such alteration or cancellation is given to Lender. Each Loan Party shall deliver to Lender certificates of insurance coverage on the Closing Date and thereafter as and when requested by Lender, and, if requested by Lender, copies of such insurance policies and all endorsements thereto.

Section 5.05 Compliance with Governmental Requirements. (a) Comply in all material respects with all applicable Governmental Requirements (including the Jones Act and all laws applicable to the U.S. Fisheries Trade) and provide evidence thereof to Lender if requested by Lender, and (b) comply with and satisfy all legal requirements of each Vessel’s home port, now or hereafter from time to time in effect, in order that such Vessel shall continue to be documented pursuant to the laws of the jurisdiction of its home port with such endorsements as shall qualify such Vessel for participation in trades and services to which it may be dedicated from time to time and not do or allow to be done anything whereby such documentation is or could reasonably be expected to be forfeited.

Section 5.06 Environmental. Except where failure to do so would not reasonably be expected to cause a Material Adverse Effect, each Loan Party will comply in all material respects with all environmental, health, and safety laws and regulations applicable to it. The Loan Parties shall immediately notify Lender of any remedial action taken by any Loan Party under environmental laws with respect to such Loan Party’s business operations. Except where failure to do so would not reasonably be expected to cause a Material Adverse Effect, the Loan Parties will not use or permit any other party to use any Hazardous Materials at any of their places of business or at any other property owned by the Loan Parties except such materials as are incidental to the Loan Parties’ normal course of business, maintenance and repairs and which are handled in compliance with all applicable environmental laws. Upon the reasonable written request of Lender following the occurrence of any event or the discovery of any condition which Lender reasonably believes has caused (or could be reasonably expected to cause) the representations and warranties set forth in Section 4.13 to be untrue in any material respect, furnish or cause to be furnished to Lender, at the Loan Parties’ expense, a report of an environmental assessment of reasonable scope, form and depth (including, where appropriate, invasive soil or groundwater sampling) by a consultant reasonably acceptable to Lender as to the nature and extent of the presence of any Hazardous Materials on any real properties and as to the compliance by Borrowers or any of their Subsidiaries with Environmental Laws at such real properties. If the Loan Parties fail to deliver such an environmental report within seventy-five (75) days after receipt of such written request, then Lender may arrange for the same, and the Loan Parties hereby grant to Lender and its representatives access to such real properties to reasonably undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged for by Lender pursuant to this provision will be payable by the Loan Parties on demand and added to the obligations secured by the Collateral Documents. The Loan Parties shall provide Lender, its agents, contractors, employees and representatives with access to and copies of any and all data and documents relating to or dealing with any Hazardous Materials used, generated, manufactured, stored or disposed of by their business operations within ten (10) days of the request therefor.

Section 5.07 Compliance with Material Agreements. Comply in all respects with all existing and future agreements, indentures, mortgages, or documents which are binding upon it or affect any of its properties or business, a breach of which (when considered alone or when aggregated with the effect of other breaches) could have a Material Adverse Effect.

Section 5.08 Maintenance of Records. Keep at all times books and records of account in accordance with GAAP in which full, true and correct entries will be made of all dealings or transactions in relation to the business and affairs of such Loan Party, and such Loan Party will provide adequate protection against loss or damage to such books of record and account.

Section 5.09 Inspection of Books and Records. Allow any representative of Lender to visit and inspect its properties, to examine its books of record and account and to discuss its affairs, finances and accounts with any of its officers, directors, employees and agents, all at such reasonable times and as often as Lender may request.

Section 5.10 Existence and Qualification. Preserve and maintain its existence and good standing in each jurisdiction in which qualification is required and where failure to so qualify could reasonably be expected to have a Material Adverse Effect.

Section 5.11 Lender as Principal Depository. Maintain Lender as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts; provided that (a) Borrowers shall be permitted to maintain their existing lockbox account number 3715624994 at Bank of America, N.A. for a period of up to one hundred eighty (180) days after the Closing Date, (b) Borrowers shall be permitted to maintain their existing account numbers 2330943275, 3299122483, 3751625003, 3751625016, 3752140309, 3752140312, 3752140325, 3752196104, 4426328113, and 488004025483 at Bank of America, N.A. for a period of up to thirty (30) days after the Closing Date, (c) Borrowers shall be permitted to maintain their existing account numbers 243916, 877880, 220-22218-1-4, and 223-08752-1-9 at Bank of America Securities for a period of up to thirty (30) days after the Closing Date, and (d) Borrowers shall be permitted to maintain their existing account number 475053001 at JPMorgan Chase Bank, N.A. so long as such account is used solely to fund Borrowers’ health care programs.

Section 5.12 Vessel Covenants. Maintain a valid U.S. Coast Guard Certificate of Documentation with a valid fishery endorsement and a current U.S. Coast Guard Certificate of Inspection for each Vessel identified on Schedule 4.16 as a U.S. flagged Vessel, (b) comply with all material (i) U.S. Coast Guard requirements and NMFFP requirements, (ii) manning requirements of each Vessel and (iii) requirements of the protection and indemnity and hull underwriters as is necessary to ensure full insurance coverage of each Vessel, and (c) promptly, satisfy all maritime Liens, other than Liens created pursuant to the First Preferred Ship Mortgages and any other Permitted Liens.

Section 5.13 Citizenship. Each Loan Party that owns a Vessel shall qualify at all times as a U.S. Citizen and shall cause such Vessel to be in compliance with all laws applicable to the Vessels documented under U.S. flag and engaged in the U.S. Fisheries Trade, duly documented in the name of the relevant Loan Party under the laws and flag of the United States with a valid fishery endorsement on its U.S. Coast Guard Certificate of Documentation, and duly qualified for the U.S. Fisheries Trade.

Section 5.14 Additional Collateral.

(a) Collateral Other Than Vessels. (i) Cause all of the owned and leased real and personal property (other than Excluded Property) of each Loan Party to be subject at all times to first priority, perfected and, in the case of real property (whether leased or owned), title insured Liens in favor of Lender to secure the Obligations pursuant to the terms and conditions of the Collateral Documents, subject in any case to Permitted Liens and (ii) deliver such other documentation as Lender may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, real estate title insurance policies, surveys, environmental reports, landlord’s waivers, Officer’s Certificates, Partner’s Certificates, and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of Lender’s Liens thereunder), all in form, content and scope reasonably satisfactory to Lender.

(b) Vessels. Upon the acquisition by a Loan Party of an Eligible Vessel or upon an Excluded Vessel ceasing to be an Excluded Vessel, unless such Vessel is, or is to be, subject to a Lien securing indebtedness permitted under clause (c) of Section 6.04, such Loan Party shall execute and deliver to Lender, (i) a First Preferred Ship Mortgage granting Lender a Lien in such Vessel to secure the Obligations, (ii) an Assignment of Insurances granting Lender a Lien in the insurances in respect of such Vessel, together with the proceeds thereof, to secure the Obligations, and (iii) such evidence of corporate authority to enter into such First Preferred Ship Mortgage and Assignment of Insurances as Lender may reasonably request.

Section 5.15 Further Assurances. Make, execute or endorse, acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications and additional agreements, undertakings, conveyances, deeds of trust, mortgages, assignments, financing statements or other assurances, and take any and all such other actions as Lender may from time to time deem necessary or appropriate in connection with this Agreement or any of the other Loan Documents (i) to cure any defects in the creation of the Loan Documents, or (ii) to evidence further or more fully describe, perfect or realize on the Collateral intended as security, or (iii) to correct any omissions in the Loan Documents, or (iv) to state more fully the security for the Obligations, or (v) to perfect, protect or preserve any Liens pursuant to any of the Loan Documents, or (vi) for better assuring and confirming unto Lender all or any part of the security for any of the Obligations.

Section 5.16 Maximum Leverage Ratio. Maintain on a consolidated basis a ratio of Total Liabilities (excluding the non-current portion of Subordinated Liabilities) to Tangible Net Worth not exceeding 1.00 to 1.00. This ratio will be calculated at the end of each reporting period for which Lender requires financial statements.

Section 5.17 Minimum Tangible Net Worth. Maintain on a consolidated basis Tangible Net Worth equal to at least the sum of the following: (a) $130,000,000.00, plus (b) fifty percent (50%) of net income (if positive, with no deduction for losses) earned in each quarterly accounting period commencing after December 31, 2009, plus (c) one hundred percent (100%) of the net proceeds from any Equity Interests issued after the date of this Agreement, plus (d) one hundred percent (100%) of any increase in stockholders’ equity resulting from the conversion of debt securities to Equity Interests after the date of this Agreement. This covenant will be tested at the end of each reporting period for which Lender requires financial statements.

Section 5.18 Asset Coverage Ratio. Maintain on a consolidated basis an Asset Coverage Ratio of at least 2.50 to 1.00. This ratio will be calculated at the end of each reporting period for which Lender requires financial statements.

Section 5.19 Minimum Profitability. (a) Not incur on a consolidated basis a net loss before taxes and extraordinary items in any two (2) consecutive quarterly accounting periods, commencing with the fiscal quarter ending September 30, 2010, and (b) not incur on a consolidated basis a net loss before taxes and extraordinary items for any annual accounting period, commencing with the fiscal year ending December 31, 2010. This covenant will be tested at the end of each reporting period for which Lender requires financial statements.

Section 5.20 Covenant to Guarantee Obligations and Give Security. Upon the formation or acquisition of any new direct or indirect Domestic Subsidiary by any Loan Party, then Borrowers shall, at Borrowers’ expense, within thirty (30) days after such formation or acquisition:

(a) cause such Subsidiary to execute and deliver to Lender a Joinder Agreement;

(b) furnish to Lender a description of the real and personal properties of such Subsidiary, in detail satisfactory to Lender, together with the documentation, evidence, consents and other items called for by Section 7.01(h), (i) and (j);

(c) cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to become a Guarantor and to grant a Lien against all of its assets (other than Excluded Property) by executing and delivering to Lender such Collateral Documents, as specified by and in form and substance satisfactory to Lender, as Lender shall deem appropriate for such purpose;

(d) cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of Lender to vest in Lender valid and subsisting Liens on the properties purported to be subject to the Collateral Documents delivered pursuant to this Section 5.20, enforceable against all third parties in accordance with their terms; and

(e) if requested by Lender, execute and deliver to Lender a Security Agreement and all certificates (or other evidence acceptable to Lender) evidencing the issued and outstanding Equity Interests of any such Subsidiary which shall be endorsed or accompanied by stock powers executed in blank, as applicable; and

(f) upon the request of Lender in its sole discretion, a signed copy of a favorable opinion, addressed to Lender and the other Secured Parties, of counsel for the Loan Parties acceptable to Lender as to the matters contained in clauses (a), (c), (d) and (e) above, and as to such other matters as Lender may reasonably request.

ARTICLE VI

NEGATIVE COVENANTS

Until full payment and performance of all Obligations under the Loan Documents, no Borrower and no other Loan Party shall, directly or indirectly, without the prior written consent of Lender (and without limiting any requirement of any other Loan Documents):

Section 6.01 Negative Pledge. Grant, suffer or permit any Lien on its assets, except for Permitted Liens.

Section 6.02 Merger, Etc. Enter into any merger or consolidation, except that any Borrower may merge into or consolidate with any of its Subsidiaries so long as such Borrower is the survivor and any Subsidiary may merge with any other Subsidiary provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person.

Section 6.03 Extensions of Credit. Make any loan or advance to any individual, partnership, corporation or other entity without consent of Lender, except (a) loans and intercompany adjustments among Borrowers and their Subsidiaries occurring in the ordinary course of business, and (b) advances made to employees of such Loan Party for the payment by them of items for which an expense report or voucher will be filed and which items will constitute ordinary and necessary business expenses of such Loan Party.

Section 6.04 Borrowings. Create, incur, assume or become liable in any manner for any indebtedness (for borrowed money, deferred payment for the purchase of assets, lease payments, as surety or guarantor for the debt for another, or otherwise) other than to Lender, except for (a) normal trade debts incurred in the ordinary course of such Loan Party’s business; (b) any indebtedness in respect of NMFFP Financing outstanding on the Closing Date and described on Schedule 6.04 attached hereto; (c) indebtedness in respect of NMFFP Financing incurred after the Closing Date in an aggregate principal amount not to exceed $10,200,000.00 (for all Loan Parties collectively); (d) purchase money indebtedness (including capital leases) incurred by a Loan Party to finance the purchase of fixed assets in an aggregate amount not to exceed $2,000,000.00 (for all Loan Parties collectively); (e) leases of personal property which are not “capital leases” under GAAP; (f) net liabilities under Swap Agreements permitted under Section 6.14; (g) other unsecured indebtedness in an aggregate principal amount not to exceed $5,000,000.00 at any one time outstanding (for all Loan Parties collectively); (h) indebtedness incurred in connection with the financing of insurance premiums in the ordinary course of business in an aggregate principal amount not to exceed $1,000,000.00 (for all Loan Parties collectively); and (i) indebtedness permitted under Section 6.03(a).

Section 6.05 Dividends and Distributions. (a) Declare or pay any dividends or distributions; or (b) purchase, redeem, retire or otherwise acquire for value any of its Equity Interests now or hereafter outstanding; or (c) make any distribution of assets to the holders of its Equity Interests, whether in cash, assets, or in obligations of such Loan Party; or (d) allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any of its Equity Interests; or (e) make any other distribution by reduction of capital or otherwise in respect of any of its Equity Interests; provided that, so long as no Event of Default exists or would result therefrom, (i) each Subsidiary may declare and pay dividends or distributions to any Loan Party and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such dividend or distribution is being made, and (ii) Omega Protein Corporation and each Subsidiary may declare and pay dividends or distributions payable solely in common Equity Interests of such Person.

Section 6.06 Dispositions. Make any Disposition except (a) Permitted Dispositions, and (b) other Dispositions so long as (i) at least seventy five percent (75%) of the consideration paid in connection therewith shall be cash or cash equivalents paid contemporaneously with the consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (ii) such transaction does not involve the sale or other disposition of a minority Equity Interest in a Subsidiary, (iii) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section, and (iv) the aggregate net book value of all of the assets sold or otherwise disposed of by the Loan Parties in all such transactions in any fiscal year of Omega Protein Corporation shall not exceed $2,000,000.00

Section 6.07 Capital Expenditures. Spend or incur obligations (including the total amount of any capital leases) for more than the greater of $15,000,000.00 or ten percent (10%) of sales (for all Loan Parties collectively) in any single fiscal year to acquire fixed assets.

Section 6.08 Principal Debt not to Exceed Commitment. Permit at any time the Principal Debt to exceed the Commitment.

Section 6.09 Investments. Make any investments, except investments consisting of (a) temporary investments in securities of the United States having maturities not in excess of one (1) year, (b) certificates of deposit issued by Lender, (c) readily marketable commercial paper rated at least “A-1” by Standard & Poor’s Corporation (or similar rating by any similar organization which rates commercial paper), (d) readily marketable direct obligations of any state of the United States of America or any political subdivision of any such state given on the date of such investment a credit rating of at least AA by Standard & Poor’s Corporation due within one year from the acquisition thereof, (e) repurchase agreements with respect to the investments referred to in the preceding clauses with any bank or trust company organized under the laws of the United States of America or any state thereof and having combined capital, surplus and undivided profits of not less than $500,000,000.00 (as of the date of its most recent financial statements) and having deposits that have received one of the two highest ratings obtainable from Standard & Poor’s Corporation, (f) Eurodollar time accounts or Eurodollar certificates of deposit each with banker’s acceptances of any bank or trust company organized under the laws of the United States of America or any state thereof having combined capital, surplus and undivided profits of not less than $500,000,000.00 (as of the date of its most recent financial statements) and having deposits that have received one of the two highest ratings obtainable from Standard & Poor’s Corporation, (g) Swap Agreements permitted by Section 6.14, to the extent the same constitute assets of such Loan Party, (h) Permitted Acquisitions, and (i) investments of a nature not contemplated in the foregoing clauses of this Section in an amount not to exceed $2,500,000.00 in the aggregate (for the Loan Parties collectively) at any one time outstanding.

Section 6.10 Change of Control of Borrower. Permit a Change of Control.

Section 6.11 Change in Nature of Business. Conduct any business other than, or make any material change in the nature of, its business as carried on as of the date hereof.

Section 6.12 No Negative Pledge. Enter into or permit to exist any arrangement or agreement, other than pursuant to this Agreement or any Loan Document, which directly or indirectly prohibits such Loan Party from creating or incurring any Lien on any of its assets, other than (a) any agreements governing indebtedness permitted to be incurred pursuant to clauses (b), (c), (d) and (e) of Section 6.04 (but only to the extent of the assets purchased or leased with the financing provided by such agreements), and (b) customary non-assignment provisions in leases, joint venture agreement, and other contracts entered into in the ordinary course of business.

Section 6.13 Arm’s Length Transactions. Enter into a transaction with any Affiliate, except (a) a transaction upon terms that are not less favorable to it than would be obtained in a transaction negotiated at arm’s length with an unrelated third party, or (b) a transaction with another Loan Party.

Section 6.14 Swap Agreements. Enter into any Swap Agreement other than Acceptable Swap Agreements.

Section 6.15 Subsidiaries. Form or acquire any Subsidiaries without complying with the provisions of Section 5.20.

Section 6.16 Maritime Industry Standards. Without limiting any of the terms of any First Preferred Ship Mortgage: (a) permit any Vessel to be used for any illegal purpose or to commence or continue a voyage in unseaworthy condition, (b) change the flag, class, ownership, management or control of any Vessel, (c) cause or allow any Vessel to be operated in any area not covered by the insurance policies required under this Agreement or the other Loan Documents or in any country for which exports or transactions are subject to specific restrictions under United States export laws, (d) cause or allow any Vessel to be chartered to any Person without the prior written consent of Lender, (e) cause or allow any change in the physical characteristics of any Vessel that would, in the reasonable judgment of Lender, materially interfere with the suitability of such Vessel for normal offshore fisheries operations without the prior written consent of Lender (which consent shall not be unreasonably withheld), (f) charter any Vessel to, or permit the Vessel to serve under any contract with, a Person included within the definition of “national” of a “designated foreign country,” or “specially designated national” of a “designated foreign country,” in the Foreign Assets Control Regulations or the Cuban Assets Control Regulations of the United States Treasury Department, 31 C.F.R. Parts 500 and 515, in each case as amended, or engaged in any transaction that violates any provision of the Iranian Transactions Regulations, 31 C.F.R. Part 560, as amended, the Foreign Funds Control Regulations, 31 C.F.R. Part 520, as amended, the Transaction Control Regulations, 31 C.F.R. Part 505, as amended, the Haitian Transaction Regulations, 31 C.F.R. Part 580, as amended, the Foreign Assets Control Regulations, 31 C.F.R. 500, as amended, or Executive Orders 12810 and 12831 if such transaction or violation would (i) expose Lender to any penalty, sanction or investigation or (ii) jeopardize the Lien created by the First Preferred Ship Mortgages or (iii) might reasonably be expected to have a material adverse effect on the Loan Parties or the operation of the Vessels, or call at a Cuban port to load or discharge cargo or to effect repairs on the Vessels, (g) abandon any Vessel in a port outside the United States, (h) engage in any unlawful trade or violate any law or carry any cargo that shall expose any Vessel to forfeiture or capture, or (i) operate any Vessel in any jurisdiction or in any manner which could cause the Lien created by the applicable First Preferred Ship Mortgage to be rendered unenforceable or Lender’s foreclosure or enforcement rights to be materially impaired or hindered.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 Conditions Precedent to Closing. The closing of the transactions contemplated by this Agreement shall take place on or before October 30, 2009, as the parties shall agree (the “Closing Date”). The obligations of Lender as set forth herein are subject to the satisfaction (in the opinion of Lender), unless waived in writing by Lender, of each of the following conditions. In the event that Borrowers fail to satisfy any of the conditions precedent to the closing specified below and Lender nevertheless elects to close as an accommodation to Borrowers (there being no obligation or agreement that Lender will do so), such condition(s) shall not be deemed waived and Borrowers shall have the time period(s) specified in the Post-Closing Letter to comply with such condition(s) to the satisfaction of Lender. Borrowers’ failure to satisfy such condition(s) precedent to the satisfaction of Lender within the time period(s) specified in the Post-Closing Letter shall constitute an Event of Default hereunder.

(a) Fees and Expenses. Borrowers shall have paid any and all required fees, and shall have delivered to Lender evidence satisfactory to Lender that Borrowers have paid all other fees, costs and expenses (including the fees and costs of Lender’s counsel) then required to be paid pursuant to this Agreement and all other Loan Documents, including all fees, costs and expenses that Borrowers are required to pay pursuant to any loan application or commitment.

(b) Effectiveness of Loan Documents. Each of the Loan Documents and Lender Swap Documents shall be in full force and effect.

(c) Legal Opinion. There shall have been delivered a favorable opinion of counsel for each Loan Party covering such matters incident to the credit facility hereunder and the Loan Documents as Lender may reasonably request.

(d) Insurance Certificate. Lender shall have received evidence that Borrowers have obtained the policies of insurance specified and required by Section 5.04 hereof.

(e) Documentation and Proceedings. Lender shall have received such evidence as Lender requires as to the existence, good standing, authority and capacity of each Borrower and each entity Guarantor, including an Officer’s Certificate for each Borrower and entity Guarantor.

(f) Notice of Final Agreement. Each Loan Party shall have executed a notice in compliance with the provisions of Section 26.02 of the Texas Business and Commerce Code (the “Notice of Final Agreement”).

(g) Lien Searches. Lender shall have received a certificate or certificates of a reporting service acceptable to Lender reflecting the results of searches made not earlier than ten (10) days prior to the date of this Agreement of the central and local Uniform Commercial Code records and other appropriate records, showing no filings against any of the Collateral for the Obligations or against any Loan Party except as consented to by Lender, and if required by Lender, a certificate or certificates of the appropriate judgment and tax lien records, showing no outstanding judgment or tax liens against any Loan Party.

(h) As to Vessels. Lender shall have received a First Preferred Ship Mortgage, duly executed by each Loan Party that owns an Eligible Vessel, together with U.S. Coast Guard documentation, records and abstracts, including copies of a valid U.S. Coast Guard Certificate of Documentation with a valid fishery endorsement issued with respect to each such Eligible Vessel, demonstrating that each such Eligible Vessel is duly documented with the U.S. Coast Guard and authorized for employment in the U.S. Fisheries Trade and that each such Eligible Vessel is free and clear of all Liens other than Permitted Liens and an Assignment of Insurances

(and such Liens granted to Bank of America, N.A. as Administrative Agent which remain of record but are released as of the Closing Date in connection with the transactions contemplated hereby), duly executed by each Loan Party that owns an Eligible Vessel, relating to the insurances with respect to such Eligible Vessel, each properly executed by the signing Loan Party.

(i) As to Real Property. Lender shall have received fully executed and notarized Mortgages encumbering the fee interest of any Loan Party in each of the real properties designated as a Mortgaged Property on Schedule 4.17, together with:

(i) a survey of the sites of the real property covered by the Mortgages certified to Lender and the title insurance company issuing the policies referred to in Section 7.01(i)(ii) below in a manner reasonably satisfactory to each of Lender and such title insurance company, dated a date reasonably satisfactory to each of Lender and such title insurance company by an independent professional licensed land surveyor, which surveys shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 2005 with all items from Table A thereof completed, except for Nos. 1, 5, 12, 14 and 15;

(ii) ALTA mortgagee title insurance policies issued by a title insurance company reasonably acceptable to Lender with respect to each Mortgaged Property, insuring Lender that each of the Mortgages creates a valid and enforceable first priority mortgage lien on the applicable Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens, which title insurance policies shall otherwise be in form and substance reasonably satisfactory to Lender and shall include such endorsements as are reasonably requested by Lender;

(iii) evidence as to (a) whether any Mortgaged Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (b) if any Mortgaged Property is a Flood Hazard Property, (1) whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (2) the applicable Loan Party’s written acknowledgment of receipt of written notification from Lender (A) as to the fact that such Mortgaged Property is a Flood Hazard Property and (B) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (3) copies of certificates of insurance of the Loan Parties evidencing flood insurance satisfactory to Lender and naming Lender, as its interest may appear, as first mortgagee/loss payee, and, if requested by Lender, copies of such flood insurance policies and all endorsements thereto;

(iv) copies of any existing environmental site assessment of each Mortgaged Property, and such additional information regarding the status of such Mortgaged Property as Lender may request with results satisfactory to Lender;

(v) evidence satisfactory to Lender: (a) of the identity of all taxing authorities and utility districts (or similar authorities) having jurisdiction over each Mortgaged Property or any portion thereof; (b) that all taxes, standby fees and any other similar charges have been paid, including copies of receipts or statements marked “paid” by the appropriate authority; and (c) that each Mortgaged Property is a separate tax lot or lots with separate assessment or assessments of the land and the improvements thereon, independent of any other land or improvements and that each Mortgaged Property is a separate legally subdivided parcel (delivery of relevant title insurance policy endorsements acceptable to Lender shall be deemed to satisfy this clause (c)); and

(vi) agreements, in form and substance satisfactory to Lender, executed by each landlord of the premises leased by the Loan Parties and designated in the Post-Closing Letter by which such landlord waives or subordinates all of its rights, if any, to all of the Collateral located at such premises.

(j) As to Aircraft. Lender shall have received an Aircraft Security Agreement, duly executed by each Loan Party that owns any aircraft, together with an aircraft title memorandum as to each aircraft evidencing that such aircraft is free and clear of all Liens other than Permitted Liens.

(k) Regarding Perfection of Liens. Lender shall have received the following: (i) UCC financing statements for each appropriate jurisdiction and FAA filing documents as are necessary, in Lender’s sole discretion, to perfect Lender’s first priority Liens in the Collateral (subject to Permitted Liens); (ii) all certificates evidencing any certificated Equity Interests pledge to Lender pursuant to the Security Agreements, together with duly executed in blank, undated stock powers attached thereto; and (iii) duly executed notices of grant of security interest in the form required by Lender as are necessary, in Lender’s sole discretion, to perfect Lender’s Lien in the United States registered intellectual property of the Loan Parties.

(l) Consents and Authorizations. All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority including those required pursuant to 46 C.F.R. § 356.19(b)(2) and (c) or other Person required in connection with the making of the various Loans hereunder, the granting of the security therefor or the conduct of the Loan Parties’ business shall have been obtained and shall be in full force and effect, except for notice required within thirty (30) days of any changes in information with respect to any Loan Party’s officers, directors and stockholders, including five percent (5%) or more stockholders, to the Citizenship Approval Officer of the Maritime Administration of the United States Department of Transportation pursuant to 46 C.F.R. § 356.5(g), and any notice or approval requirements which may apply to the Loan Documents under 46 C.F.R. Part 356.

(m) Financial Statements. Lender shall have received and approved the financial statements of Borrowers and their consolidated Subsidiaries dated as of, and for the period ending, June 30, 2009.

(n) Payoff of Prior Lender. Lender shall have received satisfactory evidence of the amount necessary to pay off all indebtedness of Borrowers under the Existing Credit Agreement to Bank of America, N.A. and the other lenders for which Bank of America, N.A. is Administrative Agent, and the agreement of Bank of America, N.A., upon such payoff, to execute and deliver to Lender an assignment to Lender of all indebtedness of Borrowers under the Existing Credit Agreement to Bank of America, N.A. and the other lenders for which Bank of America, N.A. is Administrative Agent and the Liens securing same pursuant to documents satisfactory in form and substance to Lender.

(o) Lockbox Accounts. Borrowers shall have executed and delivered to Lender irrevocable lockbox agreements for lockbox accounts with Lender in the form provided by or otherwise acceptable to Lender.

(p) Solvency Certificate. Each Borrower shall have executed and delivered to Lender a solvency certificate in form and substance satisfactory to Lender.

(q) No Material Changes. Lender shall have received satisfactory evidence that (i) no change has occurred since June 30, 2009 that could reasonably be expected to have a Material Adverse Effect, or (ii) there is no suit, action, investigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority involving any Loan Party that could reasonably be expected to have a Material Adverse Effect.

(r) Representations and Warranties. All representations and warranties contained herein or in the documents referred to herein or otherwise made in writing in connection herewith or therewith shall be true and correct with the same force and effect as though such representations and warranties have been made on and as of this date.

Section 7.02 Conditions Precedent to Loans. The obligation of Lender to make Loans to Borrowers is subject, at the time of the funding of each such Loan (the “Funding Date”), to the satisfaction (in the opinion of Lender), unless waived in writing by Lender, of each of the following conditions:

(a) Borrowing Request. Borrowers shall have delivered to Lender, within the time frame specified in Section 2.01 hereof, a Borrowing Request appropriately completed in compliance herewith.

(b) Availability of Commitment. The then Principal Debt plus the amount of the requested Loan shall be equal to or less than the Commitment.

(c) Expenses. Borrowers shall have paid all expenses of Lender in connection with the making of the Loan.

(d) Representations and Warranties. All representations and warranties contained herein and in the Loan Documents shall be true and correct in all material respects as though such representations and warranties have been made on and as of the Funding Date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the Funding Date, such representations and warranties shall continue to be true and correct as of such specified earlier date.

(e) No Default. There shall exist no Event of Default or Potential Default hereunder.

(f) Change in Condition. No change has occurred which has had or could have a Material Adverse Effect.

ARTICLE VIII

DEFAULT AND REMEDIES

Section 8.01 Default. Any of the following shall constitute events of default (each an “Event of Default”):

(a) Nonpayment. (a) Any Borrower shall default in the due and punctual payment of any principal or interest of the Note when due and payable, whether at maturity or otherwise, or (b) any Loan Party shall default in the due and punctual payment of any of the other Monetary Obligations when due and payable, whether at maturity or otherwise.

(b) Representations and Warranties. Any representation, warranty or statement made by any Loan Party herein or otherwise in writing in connection herewith or in connection with any of the other Loan Documents and the agreements referred to herein or therein or in any financial statement, certificate or statement signed by any officer or employee of any Loan Party and furnished pursuant to any provision of the Loan Documents shall be materially false, incorrect or incomplete when made.

(c) Default in Covenants Under Agreement. (i) Any Loan Party shall default in the due performance or observance by it of any term, covenant or agreement set forth in Sections 5.02, 5.11, 5.12, 5.13, 5.14, 5.16, 5.17, 5.18 and 5.19 or in Article VI hereof; or, (ii) any Loan Party shall default in the due performance or observance of any term, covenant or agreement contained in this Agreement other than those specified in clause (i) immediately preceding (and other than those covered by another Section in this Section 8.01), and such default continues unremedied for a period of twenty (20) days.

(d) Default in Other Loan Documents. Any Loan Party shall default in the due performance of or observance by it of any term, covenant or agreement on its part to be performed pursuant to the terms of any of the other Loan Documents and the default shall continue unremedied beyond any grace or cure period therein provided.

(e) Default in Other Debt. An event of default shall occur under the provisions of any instrument (other than the Loan Documents) evidencing indebtedness of any Loan Party for the payment of borrowed money in an amount in excess of $1,000,000.00 or of any agreement relating thereto (including the NMFFP Financing), the effect of which is to permit the holder or holders of such instrument to cause the indebtedness evidenced by such instrument to become due and payable prior to its stated maturity (whether or not the holder actually exercises such option).

(f) Validity of Loan Documents. Any of the Loan Documents shall cease to be a legal, valid and binding agreement enforceable against any party executing the same in accordance with the respective terms thereof, or shall in any way be terminated, or become or be declared ineffective or inoperative, or shall in any way whatsoever cease to give or provide the respective rights, remedies, powers and privileges intended to be created thereby.

(g) Bankruptcy. Any Loan Party shall suspend or discontinue its business operations, or shall generally fail to pay its debts as they mature, or shall file a petition commencing a voluntary case concerning any Loan Party under any Debtor Relief Law; or any involuntary case shall be commenced against any Loan Party under any Debtor Relief Law and such involuntary case shall not be dismissed within sixty (60) days of filing.

(h) Inability to Pay Debts; Attachment. (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of such Loan Party and is not released, vacated or fully bonded within thirty (30) days after its issue or levy.

(i) Judgments and Decrees. Any Loan Party shall suffer a final judgment for the payment of money in an amount in excess of $1,000,000.00 and shall not discharge the same within a period of thirty (30) days unless, pending further proceedings, execution has not been commenced, or, if commenced, has been effectively stayed. Any order, judgment or decree shall be entered in any proceeding against any Loan Party decreeing the dissolution or split up of such entity and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days.

(j) Swap Agreement Default. A default shall occur under any Swap Agreement between a Lender Swap Provider and any Borrower or an Affiliate of any Borrower and such default shall continue unremedied beyond any grace or cure period therein provided.

(k) ERISA. Any of the following events shall occur or exist with respect to any Loan Party and any ERISA Affiliate and the regulations promulgated thereunder:

(i) any Reportable Event shall occur;

(ii) complete or partial withdrawal from any Multiemployer Plan shall take place;

(iii) any Prohibited Transaction shall occur;

(iv) a notice of intent to terminate an ERISA Plan shall be filed, or an ERISA Plan shall be terminated;

(v) circumstances shall exist which constitute grounds entitling the PBGC to institute proceedings to terminate an ERISA Plan, or the PBGC shall institute such proceedings;

(vi) any Loan Party or any ERISA Affiliate completely or partially withdraws from a Multiemployer Plan; or

(vii) any Loan Party or any ERISA Affiliate fails to meet its minimum funding requirements under ERISA with respect to its ERISA Plans;

and in each case above, such event or condition, together with all other events or conditions, if any, could subject such Loan Party to any tax, penalty or other liability which in the aggregate may exceed $1,000,000.00.

An Event of Default that has occurred shall cease to be an Event of Default only if it has been waived in writing by Lender or Lender has acknowledged its cure in writing. Upon the acceleration of the maturity or other payment of the Monetary Obligations, notwithstanding any provision in this Agreement or any other Loan Document providing that Lender may exercise its rights and remedies during the “existence of an Event of Default” or similar language, no further waiver or cure of any Event of Default shall be available to Borrowers, and Lender shall be entitled to exercise all of its rights and remedies under this Agreement and the other Loan Documents.

Section 8.02 Remedies. Upon the occurrence of a Bankruptcy Default, the entire principal of and accrued interest on the Monetary Obligations (other than Monetary Obligations outstanding under any Lender Swap Agreements which shall be governed by and due in accordance with the provisions thereof) shall forthwith be due and payable without demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices and further actions of any kind, all of which are hereby expressly waived by the Loan Parties. In the event that any other Event of Default shall occur, Lender may, without demand or notice of its election, terminate its obligation to make further advances hereunder and/or declare the entire unpaid balance of the Note and all other Monetary Obligations (other than Monetary Obligations outstanding under any Lender Swap Agreements which shall be governed by and due in accordance with the provisions thereof), or any part thereof, immediately due and payable, whereupon the principal of and accrued interest on the Note and other Monetary Obligations (other than Monetary Obligations outstanding under any Lender Swap Agreements which shall be governed by and due in accordance with the provisions thereof) shall be forthwith due and payable without demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices and further actions of any kind, all of which are hereby expressly waived by the Loan Parties. Upon the occurrence of any Event of Default, Lender may (a) exercise any and all rights under or pursuant to any of the Loan Documents, and (b) exercise any and all rights afforded to Lender by the laws of the State of Texas or any other applicable jurisdiction or in equity or otherwise, as Lender may deem appropriate.

Section 8.03 Application of Funds. Upon the exercise of remedies provided for in Section 8.02 hereof (or after the Monetary Obligations have automatically become immediately due and payable as set forth in Section 8.02 hereof), any amounts received on account of the Obligations shall be applied in the following order:

First, to the payment of that portion of the Monetary Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest, and Standby Letter of Credit fees) payable to Lender (including fees, charges and disbursements of counsel to Lender and amounts payable under Section 10.01, Section 10.02, and Article IX).

Second, to the payment of that portion of the Monetary Obligations constituting accrued and unpaid Standby Letter of Credit fees and accrued interest on the Loans.

Third, to the payment of that portion of the Monetary Obligations constituting unpaid principal of the Loans.

Fourth, to cash collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Standby Letters of Credit.

Fifth, to payment of the remaining portion of the Monetary Obligations, except Monetary Obligations with respect to Lender Swap Agreements.

Sixth, to Lender for the account of the Lender Swap Providers in the amount of the termination value of each Lender Swap Agreement, ratably among such Lender Swap Providers in proportion to the respective amounts described in this Clause Sixth held by them.

Seventh, to Lender for the account of Lender and Lender’s Affiliates in the amount of all obligations owing under each Treasury Management Agreement among Borrowers and Lenders and Lender’s Affiliates, ratably among Lender and such Affiliates in proportion to the respective amounts described in Clause Seventh held by them.

Last, the balance, if any, after all Obligations have been indefeasibly paid and performed in full, to Borrowers or as otherwise required by law.

Section 8.04 Right of Setoff. If an Event of Default shall have occurred, Lender and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to Lender, irrespective of whether or not Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Lender or its Affiliates may have. Lender agrees to notify Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

ARTICLE IX

TAXES AND REGULATORY COSTS

Section 9.01 Taxes and Regulatory Costs. Borrowers shall pay to Lender immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign Governmental Authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign Governmental Authority or resulting from compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrowers hereunder, any reasonable allocation made by Lender among its operations shall be conclusive and binding upon Borrowers.

Section 9.02 Mitigation Obligations. If Lender requests compensation under Section 9.01, then Lender shall use reasonable efforts to designate a different lending office for funding or booking advances of the Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 9.01 in the future, and (ii) in each case, would not subject Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to Lender. Borrowers hereby agree to pay all reasonable costs and expenses incurred by Lender in connection with any such designation or assignment.

Section 9.03 Survival. All of Borrowers’ obligations under this Article IX shall survive termination of Lender’s commitment to lend up to the Commitment hereunder and repayment of all Obligations hereunder.

ARTICLE X

MISCELLANEOUS

Section 10.01 Payment of Expenses. The Loan Parties shall promptly (and in any event, within thirty (30) days after any invoice or other statement or notice) pay to Lender immediately upon demand the full amount of all costs and expenses (including attorneys’ fees, consultants’ fees, engineering fees, travel costs and miscellaneous expenses) incurred by Lender in connection with (a) negotiation, preparation, execution and delivery of this Agreement and each of the Loan Documents, and (b) any modifications of or consents or waivers under or amendments to or interpretations of this Agreement, the Note, or the other Loan Documents, and (c) all transfer, stamp, mortgage, documentary or other similar taxes, assessments or other charges levied by any Governmental Authority or revenue authority in respect of this Agreement or any of the other Loan Documents, and (d) the filing, recording, refiling and rerecording of any Loan Documents and any other documents or instruments or further assurances required to be filed or recorded or refiled or rerecorded by the terms of any Loan Document, and (e) the cost of monitoring or confirming compliance with any covenants or conditions contained in this Agreement or any of the other Loan Documents. The Loan Parties further agree to pay on demand all costs and expenses of Lender, if any (including attorneys’ fees and expenses), in connection with the enforcement (whether through negotiations, arbitration proceedings, legal proceedings or otherwise) of the Loan Documents. The Loan Parties shall also pay any civil penalty or fine assessed by OFAC against, and all costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof, by Lender as a result of conduct by any Loan Party that violated a sanction enforced by OFAC.

Section 10.02 INDEMNITY. EACH LOAN PARTY FURTHER AGREES TO INDEMNIFY LENDER AND ITS EMPLOYEES AND AGENTS, FROM AND HOLD THEM HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES OR

EXPENSES WHICH ANY OF THEM SUFFERS OR INCURS AS A RESULT OF LENDER’S ENTERING INTO THIS AGREEMENT AND THE LOAN DOCUMENTS, OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE LOAN DOCUMENTS, OR THE USE OR CONTEMPLATED USE OF THE PROCEEDS OF THE LOAN, OR DUE TO A RELEASE OR ALLEGED RELEASE OF HAZARDOUS MATERIALS, INCLUDING THE FEES AND DISBURSEMENTS OF COUNSEL INCURRED IN CONNECTION WITH ANY LITIGATION, ARBITRATION OR OTHER PROCEEDING ARISING OUT OF OR BY REASON OF ANY OF THE AFORESAID. IT IS THE INTENTION OF THE PARTIES THAT THE FOREGOING INDEMNITIES SHALL APPLY TO LOSSES, LIABILITIES, CLAIMS, DAMAGES OR EXPENSES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF AN INDEMNIFIED PARTY. NO SUCH INDEMNIFIED PARTY (AN “INDEMNIFIED PARTY”), HOWEVER, SHALL BE ENTITLED TO BE INDEMNIFIED FOR ITS OR HIS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. IN THE CASE OF AN INVESTIGATION, LITIGATION OR OTHER PROCEEDING TO WHICH THE INDEMNITY IN THIS SECTION APPLIES, SUCH INDEMNITIES SHALL BE EFFECTIVE WHETHER OR NOT SUCH INVESTIGATION, LITIGATION OR PROCEEDING IS BROUGHT BY ANY LOAN PARTY, ITS DIRECTORS, THE HOLDERS OF ITS EQUITY INTERESTS OR CREDITORS, OR BY AN INDEMNIFIED PARTY AND WHETHER OR NOT THE TRANSACTIONS HEREBY ARE CONSUMMATED. THE LOAN PARTIES SHALL DEFEND ANY CLAIM FOR WHICH AN INDEMNIFIED PARTY IS ENTITLED TO SEEK INDEMNITY PURSUANT TO THE PRECEDING SENTENCE, AND THE INDEMNIFIED PARTY SHALL COOPERATE WITH THE DEFENSE. THE INDEMNIFIED PARTY MAY HAVE SEPARATE COUNSEL, AND THE LOAN PARTIES WILL PAY THE EXPENSES AND FEES OF SUCH SEPARATE COUNSEL IF EITHER COUNSEL FOR THE LOAN PARTIES OR COUNSEL FOR THE INDEMNIFIED PARTY SHALL ADVISE THE INDEMNIFIED PARTY THAT THE INTERESTS OF THE LOAN PARTIES AND THE INDEMNIFIED PARTY WITH RESPECT TO SUCH CLAIM ARE OR WITH REASONABLE CERTAINTY WILL BECOME ADVERSE. All amounts due under this Section for out-of-pocket costs, expenses and disbursements shall be payable not later than thirty (30) days after demand therefor, and all other amounts due under this Section shall be payable promptly after the final determination thereof, whether by agreement, court order, or otherwise. To the extent such determination is made by court order, “final determination” shall mean a final and non-appealable judgment made by a court of competent jurisdiction.

Section 10.03 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Loan Parties shall not assert, and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any advance of any Loan or the use of the proceeds thereof. No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnified Party through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

Section 10.04 Survival. The agreements in Sections 10.01, 10.02, and 10.03 shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the Obligations.

Section 10.05 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.05 attached hereto. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Lender or Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number or telephone number for notices and other communications hereunder by written notice to the other parties hereto.

Section 10.06 Cumulative Rights and No Waiver. Each and every right granted to Lender under any Loan Document, or allowed it by law or equity shall be cumulative of each other and may be exercised in addition to any and all other rights of Lender, and no delay in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right preclude any other or future exercise thereof or the exercise of any other right. The Loan Parties expressly waive any presentment, demand, protest or other notice of any kind, including notice of intent to accelerate and notice of acceleration. No notice to or demand on the Loan Parties in any case shall, of itself, entitle the Loan Parties to any other or future notice or demand in similar or other circumstances.

Section 10.07 Choice of Law and Venue.

(a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS AND SHALL BE PERFORMABLE IN HARRIS COUNTY, TEXAS. The parties hereto irrevocably submit themselves to the jurisdiction of any Texas state court or any United States court located in the State of Texas (or any court having jurisdiction over appeals from any such court) in any proceeding between or among them arising out of or in any way relating to this Agreement or the Loan Documents whether arising in contract, tort or otherwise. Any suit, action or proceeding may be brought in the courts of the State of Texas, County of Harris, or in the United States District Court for the Southern District of Texas, Houston Division. All parties hereto irrevocably consent to the service of process in any suit, action or proceeding in said court by the mailing thereof, by registered or certified mail, postage prepaid, to its address for notices set forth in this Agreement. Service shall be deemed effective five (5) days after such mailing. If requested to do so by any party, each party hereto agrees to waive service of process and to execute any and all documents necessary to implement such waiver in accordance with the Texas Rules of Civil Procedure. All parties hereto irrevocably waive any objections which any may now or hereafter have (including any based on the grounds of forum non conveniens) to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Loan Documents brought in the courts located in Harris County, Texas. Nothing herein impairs the right to bring proceedings in the courts of any other jurisdiction or to effect service of process in any other manner permitted.

(b) The parties recognize that courts outside of Harris County, Texas, may also have jurisdiction over suits, actions or proceedings arising out of this Agreement and the Loan Documents. In the event any party shall institute a proceeding involving this Agreement or the Loan Documents in a jurisdiction outside Harris County, Texas, the party instituting such litigation shall indemnify the other parties for any losses and expenses that may result from the breach of the foregoing covenant to institute such proceeding only in a state or federal court in Harris County, Texas, including any additional expenses incurred as the result of litigating in another jurisdiction, such as the expenses and fees of local counsel and travel and lodging expenses of the indemnified parties, its witnesses, experts and support personnel.

Section 10.08 Amendment and Assignment. No modification, consent, amendment or waiver of any provision of this Agreement, nor consent to any departure by the Loan Parties therefrom, shall be effective unless the same shall be in writing and signed by an officer of Lender, and then shall be effective only in the specified instance and for the purpose for which given. This Agreement is binding upon the Loan Parties, their successors and assigns, and inures to the benefit of Lender, its successors and assigns. However, no assignment or other transfer of the Loan Parties’ rights or obligations hereunder shall be made or be effective without Lender’s prior written consent, nor shall it relieve any Loan Party of any obligations hereunder. There is no third party beneficiary of this Agreement. Lender may assign this Agreement and the other Loan Documents without consent of any Loan Party, and such assignment shall not relieve any Loan Party from its obligations under the Loan Documents.

Section 10.09 Authorization to File Financing Statements. Lender is authorized to complete and file financing statements in any state to perfect the security interests granted by any of the Loan Documents.

Section 10.10 Partial Invalidity. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of any Loan Document to any Person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other Persons or circumstances.

Section 10.11 Survivability. This Agreement shall continue in full force and effect until the Obligations are paid and performed in full and all of Lender’s obligations under this Agreement are terminated; and all representations and warranties and all provisions herein for indemnity of the Indemnified Parties and Lender (and any other provisions herein specified to survive) shall survive payment in full, satisfaction or discharge of the Obligations, and any release or termination of this Agreement or of any other Loan Documents.

Section 10.12 Joint and Several Liability. The obligations of Borrowers hereunder and under all of the other Loan Documents shall be joint and several in all respects.

Section 10.13 Agreement Controlling. Except as otherwise provided in this Agreement and except as otherwise provided in the other Loan Documents by a specific reference to the applicable provisions of this Agreement, to the extent there is a conflict between the terms and provisions of this Agreement and the terms and provisions of any of the other Loan Documents, the terms and provisions of this Agreement shall control. This Agreement replaces and supersedes in its entirety that certain commitment letter between the parties dated as of September 15, 2009.

Section 10.14 No Partnership, Etc. The relationship between Lender and Borrowers is solely that of lender and borrower. Lender has no fiduciary or other special relationship with or duty to Borrowers and none is created by the Loan Documents. Nothing contained in the Loan Documents, and no action taken or omitted pursuant to the Loan Documents, is intended or shall be construed to create any partnership, joint venture, association, or special relationship between Borrowers and Lender. In no event shall Lender’s rights and interests under the Loan Documents be construed to give Lender the right to control, or be deemed to indicate that Lender is in control of, the business, properties, management or operations of Borrowers. Any inspection or audit of the books and records of Borrowers, or the procuring of documents and financial or other information, by or on behalf of Lender shall be for Lender’s protection only and shall not relieve Borrowers of any of its obligations hereunder.

Section 10.15 Interest Rate Limitation. It is the intention of the parties to comply strictly with applicable usury laws. Accordingly, notwithstanding any provision to the contrary in the Loan Documents, in no event shall any Loan Documents require the payment or permit the payment, taking, reserving, receiving, collection or charging of any sums constituting interest under applicable laws that exceed the Maximum Rate. If any such excess interest is called for, contracted for, charged, taken, reserved or received in connection with any Loan Documents, or in any communication by Lender or any other Person to Borrowers or any other Person, or in the event that all or part of the principal or interest hereof or thereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved or received on the amount of principal actually outstanding from time to time under the Loan Documents shall exceed the Maximum Rate, then in such event it is agreed that: (a) the provisions of this paragraph shall govern and control; (b) no Borrower nor any other Person or entity now or hereafter liable for the payment of any Loan Documents shall be obligated to pay the amount of such interest to the extent it is in excess of the Maximum Rate; (c) any such excess interest which is or has been received by Lender, notwithstanding this paragraph, shall be credited against the then unpaid principal balance hereof or thereof, or if any of the Loan Documents has been or would be paid in full by such credit, refunded to Borrowers; and (d) the provisions of each of the Loan Documents, and any other communication to Borrowers, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the Maximum Rate. The right to accelerate the maturity of the Loan Documents does not include the right to accelerate, collect or charge unearned interest, but only such interest that has otherwise accrued as of the date of acceleration. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, reserved or received in connection with any of the Loan Documents which are made for the purpose of determining whether such rate exceeds the Maximum Rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of such Loan Documents, including all prior and subsequent renewals and extensions hereof or thereof, all interest at any time contracted for, charged, taken, reserved or received by Lender. The terms of this paragraph shall be deemed to be incorporated into each of the other Loan Documents.

Section 10.16 Joint Preparation; Construction of Indemnities and Releases. This Agreement and the other Loan Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and no rule of construction shall apply hereto or thereto which would require or allow any Loan Documents to be construed against any party because of its role in drafting such Loan Document. All indemnification and release provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or being released.

Section 10.17 Form and Number of Documents. Each agreement, document, instrument, certificate or other writing required to be delivered to Lender under any provision of this Agreement shall be in form and substance and in such number of counterparts as may be satisfactory to Lender and its counsel.

Section 10.18 Ceiling Election. To the extent that Lender is relying on Chapter 303 of the Texas Finance Code to determine the Maximum Rate payable on the Note and/or any other portion of the Obligations, Lender will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303, as amended. To the extent federal law permits Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, Lender will rely on federal law instead of such Chapter 303 for the purpose of determining the Maximum Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, Lender may, at its option and from time to time, utilize any other method of establishing the Maximum Rate under such Chapter 303 or under other applicable law by giving notice, if required, to Borrowers as provided by applicable law now or hereafter in effect.

Section 10.19 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by Lender and when Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or by electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.20 Reservations of Rights. Nothing in this Agreement shall be deemed to (a) limit the applicability of any otherwise applicable statutes of limitation and any waivers contained in this Agreement, or (b) apply to or limit the right of Lender (i) to exercise self help remedies such as (but not limited to) setoff, or (ii) to foreclose judicially or nonjudicially against any real or personal property collateral, or to exercise judicial or nonjudicial power of sale rights, (iii) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief, writ of possession, prejudgment attachment, or the appointment of a receiver, or (iv) to pursue rights against a party to this Agreement in a third-party proceeding in any action brought against Lender in a state, federal or international court, Governmental Authority or hearing body (including actions in specialty courts, such as bankruptcy and patent courts). Subject to the terms of this Agreement, Lender may exercise the rights set forth in clauses (i) through (iv), inclusive, before, during or after the pendency of any proceeding brought pursuant to this Agreement.

Section 10.21 Concerning Swap Agreements. All Swap Agreements, if any, between any Borrower and any Lender Swap Provider are independent agreements governed by the written provisions of said Swap Agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of this Loan, except as otherwise expressly provided in said Swap Agreements, and any payoff statement from any Lender Swap Provider relating to the Loan shall not apply to said Swap Agreements except as otherwise expressly provided in such payoff statement.

Section 10.22 Lender’s Consent or Approval. Except where otherwise expressly provided in the Loan Documents, in any instance where the approval, consent or the exercise of Lender’s judgment is required, the granting or denial of such approval or consent and the exercise of such judgment shall be (a) within the sole discretion of Lender; (b) deemed to have been given only by a specific writing intended for the purpose and executed by Lender; and (c) free from any limitation or requirement of reasonableness. Each provision for consent, approval, inspection, review, or verification by Lender is for Lender’s own purposes and benefit only.

Section 10.23 Debtor-Creditor Relationship. None of the terms of this Agreement or of any other document executed in conjunction herewith or related hereto shall be deemed to give Lender the rights or powers to exercise control over the business or affairs of Borrowers. The relationship between Borrowers and Lender created by this Agreement is only that of debtor-creditor, and Lender is not a fiduciary on behalf of any Borrower, or any Subsidiary or any other Person.

Section 10.24 No Third-Party Beneficiaries. This Agreement is for the sole and exclusive benefit of Borrowers and Lender. This Agreement does not create, and is not intended to create, any rights in favor of or enforceable by any other Person. This Agreement may be amended or modified by the agreement of Borrowers and Lender, without any requirement or necessity for notice to, or the consent of or approval of any other Person.

Section 10.25 Reversal of Payments. Lender shall have the continuing and exclusive right to apply, reverse and re-apply any and all payments to any portion of the Obligations in a manner consistent with the terms of this Agreement. To the extent any Borrower or any Guarantor makes a payment or payments to Lender, or Lender receives any payment or proceeds of any Collateral for any Borrower’s or any Guarantor’s benefit, which payment(s) or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect, as if such payment or proceeds had not been received by Lender and the Liens created by the Collateral Documents shall be reinstated and continued in full force and effect.

Section 10.26 Injunctive Relief. The Loan Parties recognize that, in the event the Loan Parties fail to perform, observe or discharge any of their obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Lender; therefore, the Loan Parties agree that if any Potential Default or Event of Default shall exist, Lender shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

Section 10.27 Arbitration.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in Texas selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the

“Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three (3) arbitrators; provided however, that all three (3) arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Texas with a minimum of ten (10) years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Texas and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Texas Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than twenty (20) days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceeding and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g) Payment of Arbitration Costs and Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within one hundred eighty (180) days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

Section 10.28 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE LOAN PARTIES HEREBY IRREVOCABLY AND EXPRESSLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF LENDER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

Section 10.29 Notice of Final Agreement. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 10.30 USA Patriot Act Notice. Lender hereby notifies Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.

Section 10.31 Exhibits. All exhibits and schedules to this Agreement are incorporated herein by reference for all purposes.

[This space is left intentionally blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

BORROWERS:

OMEGA PROTEIN CORPORATION

By:	/s/ Robert W. Stockton
Robert W. Stockton
Executive Vice President and Chief Financial Officer

OMEGA PROTEIN, INC.

By:	/s/ Robert W. Stockton
Robert W. Stockton
Vice President and Treasurer

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ John L. Kallina
John L. Kallina
Vice President

Each of the undersigned Guarantors hereby executes this Agreement for the purposes of (1) acknowledging that it is a Loan Party under this Agreement, (2) making the representations and warranties in Article IV of this Agreement, and (3) acknowledging and agreeing that it is bound by all of the terms, provisions, covenants and conditions applicable to the Loan Parties contained in this Agreement.

PROTEIN FINANCE COMPANY

By:	/s/ Robert W. Stockton
Robert W. Stockton
Vice President and Treasurer

OMEGA INTERNATIONAL MARKETING COMPANY

By:	/s/ Robert W. Stockton
Robert W. Stockton
Vice President and Treasurer

OMEGA INTERNATIONAL DISTRIBUTION COMPANY

By:	/s/ Robert W. Stockton
Robert W. Stockton
Vice President and Treasurer

OMEGA SHIPYARD, INC.

By:	/s/ Robert W. Stockton
Robert W. Stockton
Vice President and Treasurer

PROTEIN INDUSTRIES, INC.

By:	/s/ Robert W. Stockton
Robert W. Stockton
Vice President and Treasurer